UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant	[ ]

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ENTERPRISE FINANCIAL SERVICES CORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ENTERPRISE FINANCIAL SERVICES CORP

150 NORTH MERAMEC AVE
CLAYTON, MISSOURI 63105

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Enterprise Financial Services Corp will be held at The Ritz-Carlton, Amphitheater, 100 Carondelet Plaza, St. Louis, Missouri 63105 on Wednesday, May 6, 2020, at 5:00 p.m. Central Time, for the following purposes:

1. The election of 12 directors to hold office until the next annual meeting of shareholders or until their successors are elected and have qualified.
2. Proposal A, ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
3. Proposal B, an advisory (non-binding) vote to approve executive compensation.

The Board of Directors has fixed the close of business on March 12, 2020 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

It is important that your shares be represented and voted at the meeting. You have four options for voting your shares:
1. vote via the internet,
2. vote via the telephone,
3. vote in person, or
4. complete and return the proxy card sent to you.

For internet or telephone voting, instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement. If you wish to attend the meeting in person, please follow the instructions that follow under the heading “Questions about the meeting and these proxy materials - What should I do if I plan to attend the meeting in person.”

Please note that we intend to hold our annual meeting in person. However, we are actively monitoring the coronavirus (COVID-19); we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our website at https://investor.enterprisebank.com/CorporateProfile for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

By Order of the Board of Directors,

Nicole M. Iannacone, Corporate Secretary
Clayton, Missouri,
March 25, 2020

Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting of Shareholders to be held on May 6, 2020:

This proxy statement and our 2019 Annual Report to Shareholders are available at www.proxyvote.com.

ENTERPRISE FINANCIAL SERVICES CORP

150 NORTH MERAMEC AVE
CLAYTON, MISSOURI 63105

PROXY STATEMENT

These proxy materials are delivered by the Board of Directors (the “Board”) of Enterprise Financial Services Corp (the “Company” or “EFSC”), in connection with the solicitation of proxies to be voted at the 2020 Annual Meeting of Shareholders or any adjournment or postponement thereof. The meeting will be held at The Ritz-Carlton, Amphitheater, 100 Carondelet Plaza, St. Louis, Missouri 63105 on Wednesday, May 6, 2020 at 5:00 p.m. Central Time.

Please note that we intend to hold our annual meeting in person. However, we are actively monitoring the coronavirus (COVID-19); we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our website at https://investor.enterprisebank.com/CorporateProfile for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

This Proxy Statement and the proxy card were first provided to shareholders on or about March 25, 2020.

QUESTIONS ABOUT THE MEETING AND THESE PROXY MATERIALS

What may I vote on?

1. The election of 12 directors to hold office until the next annual meeting of shareholders or until their successors are elected and have qualified.
2. Proposal A, ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
3. Proposal B, an advisory (non-binding) vote to approve executive compensation.

How does the Board recommend that I vote?
The Board recommends that you vote:

•	FOR the election of 12 directors nominated by our board and named in this proxy statement;

•	FOR the ratification of the appointment of Deloitte & Touche LLP under Proposal A; and

•	FOR the approval, on an advisory (non-binding) basis, of executive compensation under Proposal B.

Who can vote at the meeting? The Board has set March 12, 2020 as the Record Date for the annual meeting. All shareholders who owned our common stock at the close of business on the Record Date may vote at the annual meeting. On the Record Date, there were 26,616,585 shares of common stock outstanding. Shares held as of the Record Date include shares that are held directly in your name as the shareholder of record and those shares held for you as a beneficial owner through a stockbroker, bank or other nominee.

How do I vote my shares? If your shares are registered directly in your name with our stock transfer agent, Computershare, you are considered a shareholder of record and the beneficial owner of those shares. As a shareholder of record, you have the right to grant your voting proxy directly to the Company, or to vote in person at the meeting. You may submit your proxy by mail, over the internet at www.proxyvote.com, or via the telephone at 1-800-690-6903.

If your shares are held in a stock brokerage account or by a bank, you are still considered the beneficial owner of those shares, but your shares are said to be held in “street name.” Generally, only shareholders of record may vote in person at the meeting. If your shares are held in “street name,” you will receive a form from your broker or bank seeking instruction as to how your shares should be voted. Many of our shareholders who hold their shares in “street name” through a nominee have the option to submit their proxies or voting instructions to their nominee electronically by telephone or the internet. These shareholders should review and follow the voting instructions provided by their nominee, including any instructions related to revoking your voting instructions. If you desire to vote shares held in street name in person at the meeting, you need to contact your broker and ask how to obtain a “legal proxy” to directly vote such shares.

Internet availability of proxy solicitation and other annual meeting materials. We are furnishing proxy materials to some of our shareholders via the internet by mailing a Notice of Internet Availability of Proxy Materials, instead of mailing printed copies of those materials. The Notice of Internet Availability of Proxy Materials instructs shareholders that our proxy statement, annual report to shareholders, electronic proxy card and related materials are available for viewing, free of charge, on the internet. Shareholders may then access these materials and vote over the internet or request delivery of a full set of materials by mail or email. These rules help us lower the cost of conducting our annual meeting by reducing costs associated with printing and postage.

We mailed the required Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders on or about March 25, 2020. The proxy materials will be posted on the internet, at www.proxyvote.com, no later than the day we begin mailing the Notice. If you receive the Notice, you will not receive a paper or email copy of the proxy materials unless you request one in the manner set forth in the Notice. The Notice will also include instructions on how to access and review the proxy materials online, how to vote your shares over the internet, and how to get a paper or email copy of the proxy materials, if that is your preference.

Can I change my vote? Yes. If you are the shareholder of record, you may revoke your proxy at any time before the annual meeting of shareholders by:

•	entering a new vote by internet or telephone;

•	returning a later-dated proxy card;

•	sending written notice of revocation to the Corporate Secretary of the Company; or

•	attending the annual meeting and voting by ballot.

To change your vote for shares you hold in street name, you will need to follow the instructions provided by your broker or bank.

How are shares of common stock voted at the meeting? Each holder of common stock is entitled to one vote for each share of common stock held with respect to each matter to be voted upon.

All shares of common stock represented at the annual meeting by properly executed proxies received prior to or at the annual meeting which are not properly revoked will be voted at the annual meeting in accordance with the instructions indicated on the proxies. If no contrary instructions are indicated, proxies will be voted FOR the election of the Board’s director nominees and FOR approval of Proposals A and B.

How many votes are required to elect each director? A plurality of votes cast at the annual meeting is required for the election of each director, which effectively means that the 12 persons receiving the most votes will be elected as directors. If you indicate “withhold authority to vote” for a particular nominee on your proxy card, your shares will not be voted with respect to those nominees indicated; however, your shares will be counted for purposes of determining whether there is a quorum. There is no cumulative voting for our directors. While directors are elected by a plurality of votes cast, our Board has adopted a majority voting policy for directors. This policy states that in an uncontested election, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to submit his or her resignation to the Board. The Nominating and Governance Committee of the Board is required to make recommendations to the Board with respect to any such tendered resignation. The Board will act on the tendered resignation within 90 days from the certification of the vote and will publicly disclose its decision, including its rationale. Only votes “for” or “withheld” are counted in determining whether a majority has been cast in favor of a nominee. If you cast a “withheld” vote, your vote will have a similar effect as a vote against that director nominee under our majority voting policy for directors. If a nominee fails to receive a majority of the votes cast and the Board accepts the director’s resignation, there would be a vacancy created on the Board. Our Board would then have the option under our By-Laws either to appoint someone to fill the vacancy or to reduce the size of the Board.

How many votes are required to adopt the other proposals?
Each outstanding share of our common stock as of the Record Date is entitled to one vote on each proposal at the 2020 Annual Meeting.

If there is a quorum at the 2020 Annual Meeting, the matters, other than the election of directors, to be voted upon by the shareholders require the following votes for such matter to be approved:

•
Proposal A, Ratification of the Company’s Independent Registered Public Accounting Firm. The affirmative vote of holders of the majority of the shares for which votes are cast at the 2020 Annual Meeting is required for the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for year ending December 31, 2020. Abstentions will not be counted as votes cast and, therefore, will not affect the outcome.

•
Proposal B, Advisory (non-binding) Vote on Approval of Executive Compensation. The affirmative vote of holders of the majority of the shares for which votes are cast at the 2020 Annual Meeting is required to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers. Abstentions and broker “non-votes” will not be counted as votes cast and, therefore, will not affect the outcome.

If a broker indicates on its proxy that it submits to the Company that it does not have authority to vote certain shares held in “street name,” the shares not voted are referred to as “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular proposals under the rules of the New York Stock Exchange, and the “beneficial owner” of those shares has not instructed the broker how to vote on those proposals. If you are a beneficial owner and you do not provide instructions to your broker, bank or other nominee, your broker, bank or other nominee is permitted to vote your shares for or against “routine” matters such as Proposal A, the ratification of the appointment of our independent registered public accounting firm. Brokers are not permitted to exercise discretionary voting authority to vote your shares for or against “non-routine” matters. Of the proposals on which shareholders will be asked to vote on at the 2020 Annual Meeting, Proposal A, the ratification of the appointment of our independent registered public accounting firm, is a “routine” matter, while Proposal B, the advisory (non-binding) vote on executive compensation, is a “non-routine” matter.

Unless otherwise specified above, shares represented by proxies that are marked “abstain” with respect to any other matter to be voted upon at the 2020 Annual Meeting will have the effect of a negative vote.

How do I vote if my shares are held in a benefit plan? If you are a current or former employee of the Company or one of its subsidiaries and you have any portion of your investment funds allocated to the EFSC Common Stock Fund in the EFSC Incentive Savings Plan (“Savings Plan”), you may instruct the Savings Plan’s trustees how to vote the shares of common stock allocated to your account under the Savings Plan. You will instruct the voting of your shares in the same manner as other shareholders, i.e., by submitting your voting instructions by telephone or through the internet or by requesting a proxy card to sign and return. Please see the Notice we sent to you or this proxy statement for specific instructions on how to provide voting instructions by any of these methods. Please note that your voting instructions for shares held in the Savings Plan must be returned by 11:59 p.m. Eastern Time on May 3, 2020.

What if I don’t give specific voting instructions or abstain?
If you indicate a choice on your proxy on a particular matter to be acted upon, the shares will be voted as indicated.

If you are a shareholder of record and you return a signed proxy card but do not indicate how you wish to vote, the shares will be voted in favor of the election as directors of the nominees described in this Proxy Statement, as well as in favor of proposals A and B. If you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists.

Under the rules of the New York Stock Exchange, which regulates stock brokers, Proposal A, the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, is considered a routine matter, and your brokerage firm or other nominee will be entitled to vote your shares in their discretion on this proposal even if you do not provide voting instructions to your broker or other nominee. However, the election of directors and Proposal B are not considered routine matters, and brokers will not be permitted to vote on these matters if beneficial owners fail to provide voting instructions. The uninstructed shares that cannot be voted by brokers on non-routine matters are commonly referred to as “broker non-votes.”

Abstentions and broker “non-votes” (assuming a quorum is present) will have no effect on Proposal A or B. Votes withheld and broker “non-votes” with respect to the election of any nominee for director will not be considered in determining whether such nominee has received the affirmative vote of a plurality of the votes cast; however, such votes will be considered to have a similar effect as a vote against those director nominees under our majority voting policy.

What should I do if I plan to attend the meeting in person? If you plan to attend the meeting in person, in order to ensure the safety of all of our attendees, we are implementing certain attendance and security procedures. To gain admittance to the meeting, we ask that you present both of the following: (1) a valid government-issued photo identification, such as a driver’s license or passport, and (2) proof of your ownership of shares of Company stock as of the Record Date (March 12, 2020). Acceptable proof of ownership may include: a copy of the proxy card for the 2020 Annual Meeting with your name on it or an account statement that indicates your ownership as of the Record Date. If you hold your shares in “street name” through a brokerage account, acceptable proof of ownership may include a recent brokerage statement, a letter from the broker confirming your ownership of the shares, or a proxy executed in your favor from your broker (should you also wish to vote your shares at the meeting). No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.
Who pays for this proxy solicitation? The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to solicitation by mail, proxies may be solicited in person or by telephone or by other means by the Company’s directors, officers or employees, who will not receive any additional compensation for solicitation activities. The Company has engaged Broadridge Financial Solutions, Inc., for a fee to be determined, to assist in the distribution and tabulation of proxies. The Company will also reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by mailing proxy materials to the beneficial owners of common stock as of the Record Date.

________________________

The date of this Proxy Statement is March 25, 2020.

ELECTION OF DIRECTORS

The Board, upon recommendations of its Nominating and Governance Committee, has nominated for election the 12 persons named below. It is intended that proxies solicited will be voted for such nominees. There is no cumulative voting for our directors. The Board believes that each nominee named below will be able to serve, but should any nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board may propose.

Under our mandatory retirement policy, a director is generally required to retire at the next annual meeting of shareholders after the later of: reaching age 72 or the fourth anniversary of the director’s initial election to the Board, and may not stand for election or re-election thereafter. However, a director need not retire and may stand for re-election if the Board, by unanimous vote, approves a waiver for such director, provided that any such waiver must be renewed annually and no waiver will be made or renewed for any director after reaching the age of 75.

The following biographical information is furnished with respect to each member of the Board, some of whom also serve as directors and officers of one or more of the Company’s subsidiaries, including Enterprise Bank & Trust (the “Bank” or “EB&T”).

There are no family relationships between or among any directors or executive officers of the Company. Except as noted in the director biographies below, none of the Company’s directors or executive officers serves as a director of (i) any company other than EFSC that has a class of securities registered under or that is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (ii) any investment company registered under the Investment Company Act of 1940, as amended. Other than Mr. Lally, all of our director nominees have been determined to be independent as defined in Rule 5605(a)(2) of the Nasdaq stock market. In some cases, the relationships that we analyzed include relationships that a director has as a partner, member, shareholder, officer or employee of an organization that has a relationship with the Company. They may also include relationships where a family member of a director is a partner, member, shareholder or officer of an organization that is a competitor of, or has a relationship with, the Company.

Name of Nominee	Age	Director Since
Michael A. DeCola	66	2007
James F. Deutsch	64	2019
John S. Eulich	69	2010
Robert E. Guest, Jr.	65	2002
James M. Havel	65	2014
Judith S. Heeter	70	2012
Michael R. Holmes	61	2015
Nevada A. Kent, IV	64	2017
James B. Lally	52	2017
Anthony R. Scavuzzo	38	2019
Eloise E. Schmitz	54	2017
Sandra A. Van Trease	59	2005

The biographies of the nominees below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Nominating and Governance Committee and the Board to determine that the person should serve as a director.

Michael A. DeCola served as Vice Chairman of HBM Holdings Company (“HBM”) from February 2019 through December 2019. Mr. DeCola was the Chief Executive Officer of HBM from January 2014 to February 2019 (President and Chief Executive Officer from January 2014 through September 2018). Mr. DeCola serves as Chairperson of the Board of Mississippi Lime Company, a portfolio company of HBM. Mr. DeCola was previously the Chairperson of the St. Louis Regional Business Council and is the former Chairperson of the United Way of Greater St. Louis and a member of the Executive Committee. Mr. DeCola serves on the Advisory Board of several private, family-owned businesses. He brings to the Board extensive executive business experience and connections within the St. Louis business community.

James F. Deutsch has been a managing partner at Patriot Financial Partners, L.P. (“Patriot”), a private equity firm focused on investing in community banks, thrifts and financial services related companies throughout the United States, since 2012. Prior to Patriot, Mr. Deutsch served as the President and Chief Executive Officer at Team Capital Bank from November 2004 to April 2011. Mr. Deutsch currently serves on the board of directors and audit committee of Pacific Mercantile Bancorp (Nasdaq: PMBC). Mr. Deutsch previously served on the board of directors of Avenue Financial Holdings, Inc. (Nasdaq: AVNU), MBT Financial Corp (Nasdaq: MBTF), Cap Bancorp Inc. (Nasdaq: CAPE) and Sterling Bancorp (NYSE: STL). Mr. Deutsch previously served on the Trinity Capital Corp (OTC: TRIN) (“Trinity”) board of directors from January 2017 until it was acquired by the Company in March 2019. Mr. Deutsch was designated as a director of EFSC in connection with the merger of Trinity with and into EFSC that was completed on March 8, 2019. Patriot’s fund, Patriot Financial Partners II, L.P. beneficially owns 946,384 shares of the Company’s common stock as of the Record Date. Mr. Deutsch also currently serves on the board of First Bancshares of Texas, Inc. He also has served on numerous not-for-profit companies including his current post as president for the Minsi Trails Council of the Boy Scouts of America. Mr. Deutsch has a B.S. in Finance and a M.B.A. from Lehigh University. Mr. Deutsch has experience in financial services and a perspective as both an investor and operator of banks. He has over 35 years of banking experience and brings a breadth of knowledge to the Board in investment banking, commercial lending and corporate finance.

John S. Eulich was the Chairperson and CEO of Aspeq Holdings, Inc. (d/b/a INDEECO), a manufacturing company, from 2005 through 2015. Mr. Eulich was a director of LMI Aerospace, Inc. (Nasdaq: LMIA) from 2005 until the company was sold in 2017. He served as Chairperson of the Corporate Governance and Nominating Committee, and was a member of LMIA’s Audit Committee and Compensation Committee. In addition to his public company experience, he is a successful entrepreneur and is familiar with the needs of privately-held businesses. He brings to the Board his network of connections within the St. Louis community.

Robert E. Guest, Jr. has been a partner at the Affinity Law Group since 2007. Prior to that, Mr. Guest was a partner at Doster, Mickes, James, Ullom, Benson, & Guest LLC, a law firm. Mr. Guest brings significant legal experience in commercial activities and in merger and acquisitions. He is also very familiar with the St. Louis and Kansas City business communities.

James M. Havel has served as the Executive Vice Present and Chief Financial Officer at Clayco since March 2019. Previously, he served as Executive Vice President and Chief Financial Officer of Express Scripts Holding Company (Nasdaq: ESRX) from October 2017 through January 2019. Mr. Havel currently serves on the board of directors of Carestream Dental. From April 2016 through November 2016, Mr. Havel served as Chief Operating Officer of Vatterott Education Centers, a privately-held post-secondary trade school. From January 2015 through March 2016, Mr. Havel served as a financial executive with Express Scripts Holding Company. From April 2011 through December 2014, Mr. Havel served as the Chief Financial Officer of Major Brands Holdings. Prior to July 2010, Mr. Havel was a partner with Ernst & Young LLP. Mr. Havel has also previously advised public and private companies on acquisitions and strategic planning in connection with independent consulting work. Mr. Havel brings extensive financial experience in both public and private company environments to the Board. Mr. Havel’s public accounting background also provides him with insight into the broad range of businesses and industries the Company serves.

Judith S. Heeter serves as the President of Pathfinder Consulting, LLC, a consulting company based in Mission Hills, Kansas which she founded in February 2011. Ms. Heeter is a member of the Board of Directors of Missouri Employers Mutual Insurance Company, having previously served as Chairperson from 2011 to 2016. She also serves on several non-public boards in the Kansas City metro area. Ms. Heeter brings a variety of executive and legal experience to the Board, including having practiced law for over 30 years. She is experienced in negotiating and implementing strategic business transactions and reorganizations, and she is a Governance Fellow, certified by the National Association of Corporate Directors. She also has a significant business network within the Kansas City community.

Michael R. Holmes has served as Chairperson of the Board for Rx Outreach, Inc., since February 2016. Rx Outreach, Inc. is a non-profit pharmacy that dispenses more than 30,000 months of medicine each week to low income individuals across the United States. Previously, he served as President of Rx Outreach, Inc. from October 2010 through January 2016. Prior to that, he served as Executive Vice President of Express Scripts from December 2005 through October 2010, responsible for Corporate Strategy, Research and Clinical Services, Human Resources, Corporate Real Estate, Security, Procurement, and all of its domestic subsidiary businesses. Mr. Holmes has broad public company senior management experience as well as consumer, financial and investment expertise. Mr. Holmes also brings to the Board a valuable perspective on community engagement and underserved markets.

Nevada A. Kent, IV has served as an Adjunct Professor of Accounting at Washington University since August 2012. Previously, Mr. Kent worked with Pricewaterhouse Coopers, LLP as Market Managing Partner from July 2004 through June 2012, and Partner from August 1977 through June 2004, performing audit engagements, merger and acquisition engagements, litigation support, and security offerings. Mr. Kent also serves on a number of non-public boards and has over 35 years of auditing experience, including involvement in supervisor roles. He brings his extensive finance and accounting insight to the Board.

James B. Lally joined the Company in 2003 as senior vice president and was named president of the Bank’s Clayton unit in 2008. In 2011, he was appointed President of the St. Louis region and three years later assumed responsibility for commercial banking in all regions. In May 2016, Mr. Lally was named Executive Vice President of EFSC, with responsibility for the Company’s wealth management, private banking and mortgage businesses, as well as its community development entity. Mr. Lally was named President of EFSC in August 2016 and subsequently became EFSC CEO in May 2017. Prior to EFSC, Mr. Lally served in various commercial banking roles for US Bank and Commerce Bank in St. Louis. Mr. Lally has over 20 years of public banking experience and brings deep knowledge of the Bank and its business.

Anthony R. Scavuzzo is a principal at Castle Creek Capital LLC (“Castle Creek”) and joined the firm in 2009. Mr. Scavuzzo currently serves on the boards of directors of Guaranty Federal Bancshares, Inc. (Nasdaq: GFED) and SouthCrest Financial Group, Inc. (OTC Pink: SGSC). Mr. Scavuzzo also currently serves on the boards of directors of the following private banking institutions: First Bancshares of Texas, Inc., McGregor Bancshares and Lincoln Bancshares Inc. Mr. Scavuzzo previously served on the boards of directors of other public and privately-owned financial and banking institutions. Most recently, he served as a member of the board of directors of Trinity Capital Corp (OTC: TRIN) until it was acquired by the Company in March 2019 and the board of directors of MBT Financial Corp. (previously Nasdaq: MBFT). Castle Creek beneficially owns 996,385 shares of the Company’s common stock as of the Record Date. Prior to joining Castle Creek, Mr. Scavuzzo worked in an operating role for the Chief Executive Officer at MBT Financial Bank where he was responsible for evaluation of merger and acquisition opportunities and capital investment strategy. Mr. Scavuzzo was formerly Treasurer and a member of the Board of Directors for the CFA Society of San Diego and past Chairman of the Finance Committee for the CFA Society of Chicago. Mr. Scavuzzo holds a MBA in Finance, Accounting and Entrepreneurship from the University of Chicago, Booth School of Business. Mr. Scavuzzo brings his many years of extensive experience with multiple financial institutions to the Board.

Eloise E. Schmitz is the chief executive officer and co-founder of LoanNEX in St. Louis, a residential mortgage SaaS platform serving mortgage originators and investors. She is also owner and partner of Adreon Investments, an investment partnership in independent restaurants in St. Louis. Previously, Ms. Schmitz was executive vice president and chief financial officer of Charter Communications, Inc. (Nasdaq: CHTR). She also has extensive corporate banking experience, having served at the former Mercantile Bank in St. Louis (now US Bank) and the former First Union National Bank in Charlotte, NC (now Wells Fargo). Ms. Schmitz has previously served on several non-public boards including the Board of Trustees for Villa Duchesne Oak Hill in St. Louis, the Advisory Board to Palace Capital Management, LLC, the H. Sophie Newcomb College Institute Director Advisory Council, and the Advisory Board of Women in Cable Television. Ms. Schmitz is a graduate of Tulane University. Ms. Schmitz’ experience in corporate banking and financial analysis makes her a valuable member of our Board and its committees.

Sandra A. Van Trease, has served as the Group President of BJC HealthCare, a not-for-profit operator of hospitals and the largest healthcare institution in the St. Louis area since 2004. Ms. Van Trease was President and Chief Executive Officer at UNICARE, an operating unit of Well Point Inc., a health insurance company, from 2002 through 2004. As an executive of RightChoice (NYSE: RIT) a health insurance company, from 1994 to 2002, she served as its President, Chief Financial Officer and Chief Operating Officer from 2000 through 2002. Ms. Van Trease previously served on the board of directors of Peabody Energy (NYSE: BTU) where she also served as a chair of their audit committee and chair of the Health, Safety, Security and Environmental Committee. Ms. Van Trease serves as a director for the St. Louis College of Pharmacy, Vizient Mid-America and the National Association of ACO’s, in additional to several community organizations. Ms. Van Trease has been a Certified Public Accountant. Ms. Van Trease’s executive management and experience at these institutions together with her service on other publicly-traded company boards and strong community service make her a valued adviser and highly qualified to serve on our Board and its committees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE
INDIVIDUALS LISTED ABOVE FOR ELECTION AS DIRECTORS OF THE COMPANY.

BOARD AND COMMITTEE INFORMATION

The Board has determined that having an independent director serve as Chairperson of the Board is in the best interest of shareholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. Director Eulich is the current Chairperson of the Board and has held that position since May 2016.

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

All committee members are appointed by the Board on recommendation of the Nominating and Governance Committee. In addition, the Board has established membership standards for each committee which requires that a certain number of committee members must be “independent directors,” as that term is defined in Rule 5605(a)(2) of the Nasdaq rules.

The Board met seven times in 2019. All directors attended at least 75% of all meetings of the full Board and of those committees on which they served in 2019. The Company’s Board periodically held executive sessions of the members of the Board who met the then current standards of independence. Executive sessions of the Board were presided over by the Chairperson of the Board.

While there is no formal policy concerning director attendance at the annual meeting, all members of the Board are encouraged to attend if reasonably able to do so. All of the then serving members of the Board attended the 2019 Annual Meeting of Shareholders, other than Messrs. Deutsch, Guest and Normile.

DIVERSITY

The Company and the Board strongly believe diversity is critical to the Company’s success and creating long-term value for our shareholders. We believe that a board consisting of individual directors with diverse backgrounds ensures broader representation and inspires deeper commitment to management, employees and the communities we serve. While not specific to a particular policy, the Company’s Board prioritizes diversity in gender, ethnic background, and professional experience when considering candidates for director as part of its commitment to diversity. At present, 33% of our Board is diverse from a gender, race or ethnic perspective. In addition, the Company is committed to a culture of inclusiveness, equality and diversity at all levels of the Company’s workforce, offering a supportive and understanding environment designed to assist all individuals in realizing their maximum potential, regardless of their differences. Our goal is to ensure that, in carrying out our activities, we promote equality of opportunity and good relations between people of diverse backgrounds, and avoid unlawful discrimination. As of December 31, 2019, more than 28% of our executive officers, and more than 53% of our leadership team were diverse from a gender, race or ethnic perspective.

DIRECTOR COMPENSATION

The following table sets forth compensation paid to each of the Company’s non-employee directors during 2019.

Name	Fees Earned or Paid in Cash (a)	Stock Awards (b)	Total Annual Compensation
John Arnold (1)	$59	$28,441	$28,500
Michael A. DeCola	31,415	31,335	62,750
James F. Deutsch(2)	69,500	—	69,500
John S. Eulich	84	115,916	116,000
Robert E. Guest, Jr.	45,029	35,321	80,350
James M. Havel	29	64,721	64,750
Judith S. Heeter	32,411	32,339	64,750
Michael R. Holmes	28	68,722	68,750
Nevada A. Kent	31,914	31,836	63,750
Michael T. Normile (1)	3,150	3,100	6,250
Anthony R. Scavuzzo(2)	69,500	—	69,500
Eloise Schmitz	31,415	31,335	62,750
Sandra A. Van Trease	42	68,708	68,750

(a) Includes fractional shares paid in cash.
(b) The amounts shown in this column represent the grant date fair value, computed in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation-Stock Compensation (“ASC 718”), disregarding estimates of forfeitures of stock grants. For more information, please refer to Note 16 – Stockholders’ Equity and Compensation Plans included in the Company’s 2019 Consolidated Financial Statements on Form 10-K filed with the Securities Exchange Commission on February 21, 2020.

(1) Messrs. Arnold and Normile retired from the Board effective as of the date of the 2019 Annual Meeting.
(2) The amounts set forth in the table above for Messrs. Deutsch and Scavuzzo include the annual retainer paid in July as described in more detail below, fees for committee service and also include an additional $15,000 each for their respective service on the Board from the closing of the Company’s acquisition of Trinity in March 2019 through June 2019.

In 2019, non-employee directors received a $45,000 annual retainer, except for Mr. Eulich who received a $100,000 retainer for his service as chairperson of the Board and Executive Committee. Annual retainers are paid in July of each year for the upcoming 12-month period. Additionally, members receive $1,250 per board meeting attended. For committee service, the Chairpersons received an additional retainer as follows: Audit Committee - $10,000, Compensation Committee - $8,000, Risk Committee - $8,000 and Nominating and Governance Committee - $6,000. Non-Chairperson committee members receive $1,000 per committee meeting attended.

Directors also receive attendance fees and retainers for service on the Bank’s board of directors and for representing EFSC’s Board on other committees and advisory boards. For their services on the Bank’s board of directors, Messrs. Arnold and Eulich received $12,000 in stock. Additionally, Mr. Guest received $9,600 for service on an advisory board.

Generally, non-employee directors receive 50% of their retainer or meeting fees in shares unless a non-employee director elects to receive 100% of such director’s retainer and meeting fees in shares. Any election to receive 100% of the retainer and meeting fees in shares will remain in effect until revoked by the non-employee director. The number of shares received by the non-employee director depends on the fair market value of the Company’s common stock on the date of grant. Shares are granted on the date that the cash retainer or meeting fees would otherwise have been paid. Shares are fully vested upon grant.

The Company has entered into Corporate Governance Agreements with each of Patriot and Castle Creek, and each of their officers that are serving as Company directors, James F. Deutsch and Anthony R. Scavuzzo, respectively (collectively, the “Corporate Governance Agreements”). Pursuant to the Corporate Governance Agreements, the Company will pay all director compensation, committee fees, expenses and benefits in cash to each of Patriot and Castle Creek, or each entity’s designated affiliates, and not to Messrs. Deutsch and Scavuzzo individually. For additional information on the Corporate Governance Agreements, see “Related Person Transactions/Section 16(a) Beneficial Ownership Reporting.”

EXECUTIVE COMMITTEE

The Executive Committee is empowered to act on behalf of, and to exercise the powers of, the full Board in the management of the business and affairs of the Company when the full Board is not in session, except to the extent limited by applicable Delaware law. The charter for the Executive Committee may be found in the investor relations section of the Company’s website at www.enterprisebank.com. All actions by the Executive Committee are reported at the next regular Board meeting. In 2019, the committee met one time.

All members of the Executive Committee meet the Nasdaq independence standards. The Committee consists of five members: Directors Eulich, (Committee Chairperson), Guest, Heeter, Holmes, and Van Trease.

AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board by reviewing all audit processes and fees, the financial information provided to the shareholders and the Company’s systems of internal financial controls. The Audit Committee has the authority and responsibility to select and evaluate and, where appropriate, replace the Company’s independent registered public accounting firm.

The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting, legal and regulatory compliance and the Company’s anonymous “whistleblower” reporting system. To satisfy these oversight responsibilities, the committee separately meets regularly with the Company’s Chief Financial Officer, its Chief Risk Officer, its Director of Internal Audit, the Company’s independent registered public accounting firm, and management. The Audit Committee Chairperson periodically meets between formal committee meetings with the Company’s Chief Financial Officer, its Chief Risk Officer, its Director of Internal Audit, and the Company’s independent registered public accounting firm. The Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal auditors and the independent registered public accounting firm, the status of material litigation, accounting changes that could affect the Company’s financial statements and proposed audit adjustments.

All members of the Audit Committee meet the Nasdaq independence standards and meet the additional requirements applicable to Audit Committee members. In 2019, the Audit Committee consisted of Directors Van Trease (Committee Chairperson), Deutsch, Havel, Kent, and Schmitz. Mr. Normile retired from the Audit Committee in May 2019 at which time Mr. Deutsch joined. The Audit Committee met five times in 2019.

The Board has determined that Director Van Trease satisfies the requirements of an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and satisfies the definition of “financially sophisticated” under Nasdaq Rule 5605(c).

The Company’s Board has determined that none of the Directors on the Audit Committee have a relationship with the Company or the Bank that would interfere with the exercise of independent judgment in carrying out their responsibilities as director. None of them is, nor have they been for the past three years, an employee of the Company or the Bank, and none of their immediate family members is, nor have they been for the past three years, an executive officer of the Company or the Bank.

As noted in the Audit Committee’s charter, which is available in the investor relations section of the Company’s website at www.enterprisebank.com, the Company’s management is responsible for preparing the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for auditing the financial statements. The activities of the Audit Committee are in no way designed to supersede or alter those traditional responsibilities. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of quality of audits performed by the independent registered public accounting firm. The Audit Committee reassesses the adequacy of the charter on an annual basis.

The Audit Committee has considered whether the provision by the Company’s independent registered public accounting firm of the services covered by the audit fees is compatible with maintaining its independence and has concluded that it is compatible. The Audit Committee is responsible for pre-approving all auditing services and permitted non-auditing services to be performed by the Company’s independent registered public accounting firm. The Chairperson of the Audit Committee has authority to approve in advance all audit or non-audit services to be performed by the independent registered public accounting firm, but must report any such approval to the full Audit Committee at the next regularly scheduled meeting.

The Report of the Audit Committee appears on page 35 of this Proxy Statement.

NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee assists the Board in identifying and recommending qualified director nominees for election at the annual meeting. The charter for the Nominating and Governance Committee may be found in the investor relations section of the Company’s website at www.enterprisebank.com. The committee recommends membership on Board committees, reviews and assesses the Company’s governance guidelines, policies and practices, and oversees an annual Board self-evaluation.

All members of the Nominating and Governance committee meet the Nasdaq independence standards. Nominating and Governance Committee members for 2019 were Directors Heeter (Committee Chairperson), DeCola, Guest, Havel, and Holmes. Mr. Arnold retired from the committee in May 2019. The committee met six times in 2019.

The Nominating and Governance Committee may consider candidates for Board membership coming to its attention through current Board members, search firms, shareholders and other persons. Suggestions for nominees from shareholders are evaluated in the same manner as other nominees. Any shareholder nomination must be submitted in writing to the Company’s Corporate Secretary at: Enterprise Financial Services Corp, 150 North Meramec Ave., Clayton, Missouri 63105, and should include the shareholder’s name, address and the number of the Company’s shares owned by the shareholder, along with the nominee’s name and qualifications in accordance with the procedures set forth in our By-Laws. No shareholder nominations for director were received for the 2020 Annual Meeting.

The Nominating and Governance Committee has the flexibility to consider various factors it deems appropriate in identifying and evaluating potential candidates for director nominees as there is no strict set of qualifications that must be satisfied before a candidate may be considered. These factors may include education, diversity, experience with business and other organizations comparable with EFSC, the interplay of the candidate’s experience with that of other members of the Board, and the extent to which the candidate would be a desirable addition to the Board and to any of the committees of the Board. The Nominating and Governance Committee will evaluate nominees for directors submitted by shareholders in the same manner in which it evaluates other director nominees.

Shareholders may communicate directly to the Board, including individual directors and our presiding Chairperson, by sending a letter to the Board at the following address: Enterprise Financial Services Corp Board of Directors, 150 North Meramec Ave., Clayton, Missouri 63105. All communications directed to the Board will be received and processed by the Company’s Corporate Secretary and will be transmitted to the Chairperson of the Nominating and Governance Committee without any editing or screening.

COMPENSATION COMMITTEE

In 2019, the Compensation Committee consisted of Directors Holmes (Committee Chairperson), DeCola, Eulich, Kent, and Van Trease. The Compensation Committee met five times in 2019. The Compensation Committee is comprised solely of non-employee directors, all of whom the Board has determined are independent pursuant to the Nasdaq rules. The responsibilities of the Compensation Committee are set forth in its charter, which is available in the investor relations section of the Company’s website at www.enterprisebank.com, and includes the responsibility for establishing, implementing and continually monitoring compliance with the Company’s compensation philosophy. Members of the Compensation Committee are outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). During 2019, no member was an executive officer of another entity on whose compensation committee or board of directors an executive officer of the Company served.

The Compensation Committee is responsible for risks relating to employment policies and the Company’s compensation and benefits program. To assist it in satisfying these oversight responsibilities, the Compensation Committee has retained its own compensation consultant and meets regularly with management and with outside counsel to understand the financial, human resources and shareholder implications of compensation decisions being made. For additional information regarding our engagement of a compensation consultant, see “Executive Compensation - Overview of the Compensation Process.”

The Compensation Committee Report appears on page 21 of this Proxy Statement.

RISK COMMITTEE

The Risk Committee assists the Board in carrying out its responsibilities with respect to the comprehensive oversight of the types and levels of risk being incurred by the organization, and the effectiveness of the methods used to identify, monitor, manage, and report those risks. The charter for the Risk Committee may be found in the investor relations section of the Company’s website at www.enterprisebank.com.

The responsibilities of the Risk Committee are to review the Company’s Risk Appetite Statement and Risk Tolerances, evaluate the Company’s risk priorities, and to monitor and evaluate the Company’s risk profile as determined by management. Also, the Risk Committee oversees the composition and activities of the Bank’s Risk Oversight Committee.

In 2019, the Risk Committee consisted of Directors Guest (Committee Chairperson), Heeter, Scavuzzo and Schmitz. Messrs. Arnold and Normile retired in May 2019, at which time Mr. Scavuzzo joined the committee. In addition, certain directors from the Company’s Bank subsidiary served as advisory members of the Committee pursuant to its Charter. The Committee met four times in 2019.

CORPORATE CODE OF ETHICS

The Company has implemented a Code of Ethics applicable to our directors, Chief Executive Officer, Chief Financial Officer, other senior management, and to all of our officers and employees. Our Code of Ethics provides fundamental ethical principles to which these individuals are expected to adhere. Our Code of Ethics operates as a tool to help our directors, officers and employees understand and adhere to these high ethical standards required for employment by, or association with, the Company and the Bank. Our Code of Ethics is available on our website at www.enterprisebank.com under the investor relations section. Our shareholders may also obtain written copies at no cost by writing to us at the address: Enterprise Financial Services Corp, 150 North Meramec Ave., Clayton, Missouri 63105. Any future changes or amendment to our Code of Ethics and any waiver that applies to one of our senior financial officers or a member of our Board will be posted on our website.

EXECUTIVE OFFICERS

EXECUTIVE OFFICERS OF THE REGISTRANT

The executive officers of the Company, as of March 12, 2020, are as follows:

Name	Age	Principal Business Occupation During the Past Five Years
James B. Lally	52
Chief Executive Officer of Enterprise Financial Services Corp since May 2017. President of Enterprise Financial Services Corp since August 2016, Executive Vice President and Director of Fee Businesses from May 2016 through August 2016, President of Commercial Banking of Enterprise Bank & Trust from 2014 through May 2016, President of the St. Louis Region of Enterprise Bank & Trust from 2011 through 2014.

Keene S. Turner	40
Executive Vice President and Chief Financial Officer of Enterprise Financial Services Corp since October 2013. Chief Financial Officer of Enterprise Bank & Trust since February 2019. Executive Vice President and Chief Accounting Officer of National Penn Bancshares, Inc. from February 2010 through October 2013.

Scott R. Goodman	56	President of Enterprise Bank & Trust since April 2013. Executive Vice President and Director of Commercial Banking & Wealth Management of Enterprise Bank & Trust from May 2012 through April 2013.
Douglas N. Bauche	50
Chief Credit Officer of Enterprise Bank & Trust since May 2016. President of the St. Louis Region of Enterprise Bank & Trust from March 2014 through April 2016 and from December 2018 through January 2020. President of the St. Charles Region of Enterprise Bank & Trust from March 2000 through March 2014.

Nicole M. Iannacone	40
Executive Vice President, Chief Risk Officer and General Counsel of Enterprise Bank & Trust since December 2018. Corporate Secretary of Enterprise Financial Services Corp since January 2018. Senior Vice President and General Counsel of Enterprise Bank & Trust from 2015 to 2018. Vice President and General Counsel of Enterprise Bank &Trust from 2014 to 2015. Attorney at Jenkins & Kling, P.C. from 2005 to 2014.

Mark G. Ponder	49
Executive Vice President and Chief Administrative Officer of Enterprise Bank & Trust since December 2018. Senior Vice President and Controller of Enterprise Financial Services Corp from March 2012 to March 2019. Chief Financial Officer of Enterprise Bank & Trust from August 2016 to February 2019.

Loren E. White	63
Senior Vice President, Human Resources of Enterprise Bank & Trust since February 2014. Vice President of Talent Management & Organization Development of Corizon Health, Inc. from August 2012 through February 2014. Senior Director of Human Resources of Corizon Health, Inc. from October 2008 through August 2012.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding our compensation programs for our named executive officers (“Named Executive Officers” or “NEOs”) for 2019, including our overall philosophy, components of compensation that we provide, and the objectives and intended incentives of our programs. Our Named Executive Officers for 2019 were as follows:

Name	Title
James B. Lally	President and Chief Executive Officer
Keene S. Turner	Executive Vice President and Chief Financial Officer
Scott R. Goodman	President, Enterprise Bank & Trust
Douglas N. Bauche	Chief Credit Officer, Enterprise Bank & Trust
Nicole M. Iannacone	Executive Vice President, Chief Risk Officer, General Counsel, Enterprise Bank & Trust and EFSC Corporate Secretary

Introduction
Allocation of Compensation Components in 2019. Below is a summary of the allocation of compensation for our Named Executive Officers in 2019.

Name	Base Salary (1)	Bonus (2)	Short-term Annual Incentive Compensation (3)	Long-term Incentive Compensation (4)	NEO Perquisites (5)	Total
James B. Lally	40%	4%	27%	27%	2%	100%
Keene S. Turner	47%	4%	26%	19%	4%	100%
Scott R. Goodman	48%	5%	24%	19%	4%	100%
Douglas N. Bauche	48%	6%	23%	18%	5%	100%
Nicole M. Iannacone	45%	13%	22%	16%	4%	100%

(1) Base salary percentages are based on the amounts disclosed in the “Summary Compensation Table” for Named Executive Officers. For more information, see the discussion under the heading “Base Salaries” below.
(2) The amounts in this column reflect the discretionary portion of the 2019 Short-Term Cash Incentive that was paid to each Named Executive Officer due to the Company’s exceptional performance during 2019. For more information, see the heading “Short-Term Annual Incentives” below. For Ms. Iannacone, 4% related to the discretionary portion of the 2019 Short-Term Cash Incentive and 9% for her role in the Trinity acquisition.
(3) For more information, see the heading “Short-Term Annual Incentives” below.
(4) For more information, see the heading “Long-Term Incentive Compensation” below.
(5) Named Executive Officer Perquisites percentages are based on the amounts disclosed as “All Other Compensation” in the “Summary Compensation Table” for Named Executive Officers. For more information, see the discussion under the heading “Named Executive Officer Perquisites” below.

Principles. Our compensation philosophy is to provide competitive compensation that rewards executives for performance and management of risk. We develop and administer compensation programs consistent with the following principles:

•	Compensation will include a substantial performance-based component which is:

◦	based on clearly defined goals;

◦	aligned with measurable business results, appropriate risk management and increase in shareholder value; and

◦	linked to successful implementation of our business plan.

•	Compensation is designed to attract, motivate and retain top talent.

•	Compensation will be fair and market competitive.

2019 Accomplishments and Executive Pay Alignment. 2019 was a pivotal year for Enterprise Financial Services Corp. We expanded our geographic presence into New Mexico with the acquisition and integration of Trinity Capital Corporation (“Trinity”), while organically growing our balance sheet with quality loans and deposits:

•	We successfully completed the acquisition and integration of Trinity in 2019. This acquisition provided a stable, low-cost deposit base to support our commercial lending focus.

•	We achieved a total shareholder return of 30.0% for the one-year period ending December 31, 2019.

•	Shareholder dividends of $0.62 per share in 2019, which is an increase of $0.15, or 32%, over shareholder dividends in 2018.

•
Our earnings profile was strong, with a 1.35% return on average assets and a return on average common equity of 11.66%. These results were impacted by merger-related expenses of $18.0 million pretax which reduced return on average assets and return on average common equity by 20 basis points and 176 basis points, respectively.

•
In addition to the Trinity acquisition, organic growth and the increase in dividends, we actively managed our capital level by repurchasing $15.5 million of shares in 2019 as another way to provide a return to shareholders.

The outcomes of our performance-oriented elements of compensation are aligned with these 2019 results. The Short-Term Incentive Plan payouts, including discretionary components, were between 154% and 166% of the target opportunities for the Named Executive Officers. The Long-Term Incentive performance cycle ending in 2019 resulted in a payout equal to 134% of target shares. Overall, we believe our compensation program has been designed and implemented consistent with our principles and that our executive compensation is aligned with the Company’s performance.

Further, just as our business is adapting for future success, so too our compensation program is continually reviewed and will be adapted as needed to lead the way to success.

Shareholder Approval. Our shareholders have consistently approved our executive compensation program by high margins in every shareholder advisory vote on executive compensation that we have conducted. Last year, shareholders approved our executive compensation program with 98% of voted ballots cast in favor of our program. These votes are advisory and not binding upon the Compensation Committee of the Board of Directors (the “Committee”), however the Committee takes the outcome of the votes into consideration in making executive compensation decisions.

Overview of the Compensation Process
The Committee administers the Company’s executive compensation programs under the authority of its charter. The Committee has responsibility for establishing, implementing and monitoring compliance with the Company’s compensation philosophy.

The Committee has overall responsibility relating to compensation for the officers and other associates of the company. Other than with respect to Named Executive Officers and other executive officers, the Committee delegates certain of those functions to management. In the case of Named Executive Officers and other executive officers, the Committee establishes and reviews base salaries, short-term incentives, and long-term incentives, including measurement metrics and goals. With respect to executives below this level, the Committee reviews management’s recommendations with respect to these matters. In the case of our non-executive associates, the Committee reviews, approves, and monitors overall compensation practices. The Committee retains oversight over compensation programs that are delegated to management, including evaluating compensation structure and practices to determine that they do not encourage inappropriate risk to the Company.

Performance Reviews. The Executive Committee is responsible for overseeing and delivering the annual performance review of the Chief Executive Officer. This review is based on the financial performance of the Company, the change in shareholder value, growth in the human capital of the organization, effective succession planning, leading the organization’s culture, the Company’s overall management of risk, and development and execution of our strategy. The Executive Committee meets and reviews the overall assessment of the Chief Executive Officer without the Chief Executive Officer being present. The Executive Committee reports the Chief Executive Officer’s rating to the Compensation Committee.

Our Chief Executive Officer conducts and approves performance evaluations for the other Named Executive Officers and shares the evaluations with Compensation Committee. A Compensation Committee member presents the Committee’s decisions for compensation of each Named Executive Officer to the full Board.

Compensation Consultant. The Committee has the authority to directly engage the services of a Compensation consultant or other advisors. Willis Towers Watson (“WTW”) was retained by the Committee to serve as the Company’s independent compensation consultant for 2019. In connection with the 2019 retention, the Committee assessed WTW’s independence, considering the factors set forth in Nasdaq Rule 5605(d)(3) regarding compensation advisor independence, consistent with the Committee’s Charter. The Committee did not find any conflict of interest with respect to WTW in 2019.

WTW’s work for the Committee in 2019 included: (i) presentation of market competitive data for purposes of the Committee’s analysis of the Company’s compensation for executive officers; (ii) providing business and technical advice on executive compensation matters, including short-term and long-term incentive compensation; (iii) pay for performance analysis; (iv) review of the Committee’s executive compensation philosophy; and (v) updates on general trends in executive compensation.

Comparisons to Peer Group. The Committee uses competitive data to compare its compensation levels to a group of peer companies with respect to the following elements of compensation for Named Executive Officers:

•	Base salary;

•	Short-term annual incentives;

•	Equity compensation elements such as performance contingent grants of stock; and

•	Other elements that to date have been reported publicly under SEC rules.

The Committee selects the peer group with the advice of the Company’s compensation consultant and input from management.

The peer group companies were selected to reflect financial institutions of comparable asset size to the Company with operations that are comparable to the Company’s markets. The Committee believes that these component companies represent institutions that compete for the Company’s talent pool. The Committee does not set rigid benchmarks for compensation of Named Executive Officers. The Committee’s objective is to offer total target compensation for Named Executive Officers that is competitive with the Company’s peers considering the relative performance of the executive and the Company. The Committee evaluates the competitiveness of the Company’s executive compensation by comparisons to the peer group.

In 2019, our peer group consisted of the following companies:

1st Source Corporation	Lakeland Financial Corporation
Arrow Financial Corporation	MidWest One Financial Group, Inc.
BancFirst Corporation	Midland States Bancorp, Inc.
Eagle Bancorp, Inc.	Opus Bank
Fidelity Southern Corporation	Park National Corporation
Financial Institutions, Inc.	QCR Holdings, Inc.
First Busey Corporation	Republic Bancorp, Inc.
First Financial Bankshares, Inc.	Southside Bancshares, Inc.
First Merchants Corporation	Stock Yards Bancorp, Inc.
Great Southern Bancorp, Inc.	The First of Long Island Corporation
Heartland Financial USA, Inc.	Tompkins Financial Corporation

Setting Compensation. The Committee considers the results of performance evaluations, peer group comparisons, and a review of the Company’s goals and objectives. Based on this review, the Committee approves, and reports to the Board its decisions regarding the base salary, short-term incentive compensation targets and long-term equity awards for our Named Executive Officers for the current year, as well as short-term incentive compensation earned for the prior year.

Compensation Components
Our executive compensation consists primarily of these three components:

•	Base salary;

•	Short-term annual incentive awards; and

•	Long-term equity incentive compensation.

We also provide modest levels of perquisites, described later, to our Named Executive Officers and participation in other benefit programs that are generally available to the general associate population (e.g., health care, disability, life insurance, an employee stock purchase plan and a defined contribution plan). The “Summary Compensation Table” on page 25 provides additional information on these perquisites and benefits.

The Committee maintains a flexible policy for the allocation of compensation components. Allocations of compensation among the various components are intended to align compensation with achievement of short- and long-term performance goals and appropriate risk management while remaining competitive in comparison to the Company’s peer group.

Base Salaries. Base salaries recognize and compensate for competencies, experience, and knowledge that we believe our Named Executive Officers must possess. The Committee also considers external market data to assess the competitiveness of our base salary levels.

Based on these factors, in 2019, the Committee approved increases in base salaries for the Company’s Named Executive Officers as follows:

Named Executive Officer	Base Salary Increase
James B. Lally	7.0%
Keene S. Turner	5.0%
Scott R. Goodman	5.0%
Douglas N. Bauche	10.0%
Nicole M. Iannacone	12.0%

The Committee has evaluated the NEOs’ total compensation and has implemented additional base salary and incentive target increases for 2020. The increases are based on: the Company’s financial and operating performance; an increase in the depth and breadth of the Company’s operations in recent years; peer group changes consistent with the increase of the Company’s size; market and competitive forces; and the NEOs’ leadership example.

Short-Term Annual Incentives. Our short-term incentive program functions to align compensation with an executive’s performance in a given year. The program sets a threshold, target and exceptional level of short-term incentive awards that a Named Executive Officer is eligible to earn. In the first quarter of each year, our CEO, with the input of other members of management where appropriate, present proposed performance metrics and goals to the Committee for review and approval. The relative importance of each goal in comparison to all goals is determined, and the resulting weightings determines potential incentive payments for each goal. The Committee also references external market compensation data to determine appropriate target levels of payments.

For performance below threshold level of any goal, there is no payment with respect to that goal. Payout for performance falling between the threshold, target and exceptional levels is determined using straight-line interpolation. The program provides the Committee discretion to make awards above the exceptional level amount if actual performance exceeds exceptional level goals, subject to the maximum incentive amount permitted in the Annual Incentive Plan. Short-term annual incentives for 2019 were payable in cash.

The Company’s 2019 short-term incentive program utilized four goals, consistent with our strategic plan, that were applied across all Named Executive Officers and other members of senior management. The Committee believes these goals align Named Executive Officers’ and other members of senior management’s incentives with the Company’s shareholders and encourage superior performance in critical areas, such as efficient operations, profitability, prudent growth and effective risk management.

All Named Executive Officers had the same three Company performance goals and weightings for the 2019 Short-Term Incentive Plan. Following is a summary of the Company performance goals and the actual results of the Company for 2019.

($ in thousands, except per share data)	% Weight At Target	Threshold	Target	Exceptional	Actual
Earnings per share, adjusted	40%	$3.29	$3.43	$3.57	$3.55
Core deposits	20%	4,795,750	5,010,300	5,135,100	5,016,200
Core fee income	20%	43,500	46,300	49,200	48,933

Earnings per share is equal to the Company’s net income in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) divided by weighted average diluted common shares outstanding for the year ended December 31, 2019. Core deposits are measured by calculating the Company’s average total deposits excluding certificates of deposit. Core fee income is measured as the Company’s noninterest income less gain or loss on sale of investment securities. The program provides the Committee discretion to make adjustments for non-recurring or extraordinary items.

In addition to the above three Company-based goals, 20% of each Named Executive Officer’s short-term incentive award is based on his or her leadership rating. The “Leadership Rating” goal consists of a rating of between zero and four. The threshold level is a rating of two, the target level is a rating of three and the exceptional level is a rating of four. The Leadership Rating measures a Named Executive Officer’s subjective performance during the past fiscal year and is based on expectations set for the leader at the beginning of the fiscal year. The Committee evaluates the leadership for each Named Executive Officer as part of the annual performance review process.

For 2019, the Committee approved a discretionary incentive pool, as part of the Short-Term Incentive Plan, in recognition of the Company’s exceptional performance in the acquisition and integration of Trinity as well as managing net interest margin and profitability in the challenging 2019 interest rate environment. The Committee determined Mr. Lally’s discretionary award amount and approved the remaining payments allocated by Mr. Lally as detailed in the following table.

The following is a summary of the value of short-term incentive awards for Named Executive Officers in fiscal year 2019 at the threshold, target and exceptional levels, the amount paid based on actual performance and the aforementioned discretionary award:

Name		Threshold	Target	Exceptional	Actual	Discretionary Award	Total
James B. Lally	Award Value	$133,750	$267,500	$401,250	$352,284	$60,000	$412,284
				% of Target	131.7%

Keene S. Turner	Award Value	76,100	152,200	228,300	208,050	35,000	243,050
				% of Target	136.7%

Scott R. Goodman	Award Value	69,915	139,830	209,745	184,150	35,000	219,150
				% of Target	131.7%

Douglas N. Bauche	Award Value	51,404	102,807	154,211	135,392	35,000	170,392
				% of Target	131.7%

Nicole M. Iannacone	Award Value	44,345	88,690	133,035	121,234	25,000	146,234
				% of Target	136.7%

Long-Term Incentive Compensation. Our objectives for long-term incentive compensation for our Named Executive Officers include:

•Aligning incentives with increases in shareholder value;
•Attracting and retaining talented executives;
•Encouraging long-term risk management practices; and
•Providing a clear line of sight towards long-term success.

The Committee also considers external market data to determine competitive dollar levels of long-term incentive compensation and an appropriate mix between base salary, annual incentive, and long-term incentives.

Grants under the Long-Term Incentive Plan include performance and time-based restricted stock units. Performance based units vest upon achievement of performance goals during a three-year period. Time-based units vest in full at the end of the three-year period. The Committee believes that awards of contingent stock provide more competitive equity incentive compensation to executives in comparison to the Company’s peers. In addition, granting performance-based awards with overlapping three-year performance periods incentivizes and rewards our executives for long-term Company success.

Each year management makes a recommendation to the Committee for grants to Named Executive Officers. The Committee reviews this proposal in light of the Committee’s goals and philosophies for incentive compensation, the Company’s strategy and long-term goals, and marketplace information, including market data provided by compensation consultants. The Committee makes the final determination of the amount and structure of grants to each Named Executive Officer.

Named Executive Officer Perquisites. We provide perquisites and other personal benefits to Named Executive Officers that we believe are reasonable and consistent with our overall compensation program. See the “All Other Compensation - Supplemental Table” on page 26 for more information on these items.

Retirement Plans. We expect executives to plan for and fund their own retirement through a defined contribution 401(k) plan that is generally available to most of the employees of the Company and a Deferred Compensation Plan that permits certain executives to defer a limited portion of salary and bonus into any of several investment alternatives. The Company has historically provided a Company match to the 401(k) plan. There are no Company contributions to the Deferred Compensation Plan. We do not maintain defined benefit retirement or supplemental executive retirement plans or provide for post-retirement benefits.

Long-Term Incentive Plan Awards for 2017-2019 Performance Period
Grants for the performance period provided for the possibility of awards at a threshold, target and exceptional level based on the Company’s performance against two financial goals: (1) relative total shareholder return measured against a comparison group of publicly traded banks and bank holding companies of similar size and composition to the Company, and (2) cumulative earnings per diluted share (“EPS”).

The performance goals and actual outcomes for the period are set forth below:

2017 - 2019 Performance Period
Goal	Weight	Threshold	Target	Exceptional	Actual
Relative Total Shareholder Return	50%	50th percentile	65th percentile	90th percentile	74th percentile
Cumulative EPS	50%	$7.00 per share	$7.50 per share	$8.00 per share	$9.36 per share
	100%

In determining actual performance against the cumulative EPS goal, the Company excluded effects of changes in the corporate tax rate (both positive and negative) that resulted from the Tax Cuts and Jobs Act of 2017 and merger-related expenses from the Company’s acquisition of Trinity. The cumulative effect of these adjustments was a reduction from reported EPS of $0.09.

For each goal, achieving threshold performance pays at 50% of target value and achieving exceptional performance pays at 150% of target value. Based on the Company’s actual performance during the 2017-2019 performance period, the Company awarded shares at the exceptional level (150%) for the cumulative EPS goal, and the relative total shareholder return goal was awarded between target and exceptional (118%). This resulted in awards at 134% of the aggregate target level. Our Named Executive Officers received the following respective awards under the Long-Term Incentive Plan for the 2017-2019 performance period:

Named Executive Officer	2017-2019 LTIP Award (# shares)
James B. Lally	6,405
Keene S. Turner	4,422
Scott R. Goodman	4,074
Douglas N. Bauche	2,466
Nicole M. Iannacone	1,077

The shares awarded were in the form of immediately vested common stock. Based on Ms. Iannacone’s role at the Company at the time of the grant in 2017, she participated in the Non-Executive Plan.

Long-Term Incentive Open Grants for 2018-2020 and 2019-2021 Performance Periods
Long-Term Incentive Plan grants are open with respect to the 2018-2020 and 2019-2021 performance periods. Grants for Named Executive Officers are reflected in the Summary Compensation Table in the year of grant on page 25 and the Grants of Plan-Based Awards table on page 26. The Long-Term Incentive Plan grants relating to the 2018-2020 and 2019-2021 performance periods vest 40% based on total shareholder return goals, 40% based on cumulative earnings per share goals, and 20% based on continued service through the end of the performance periods. For each performance-based goal, achieving threshold performance pays at 25% of target value and achieving exceptional performance pays at 200% of target value. The open grants to Named Executive Officers under these Long-Term Incentive Plans will be paid in the form of immediately vested shares of common stock.

Change in Control Severance Benefits
We have entered into employment agreements with certain of our Named Executive Officers granting them “double-trigger” change in control severance benefits (i.e. the benefit is triggered if the executive experiences a qualifying termination upon a change in control of the Company), as more fully described under the heading “Executive Employment Agreements” on page 22. The Committee believes these employment agreements providing double-trigger change in control severance benefits serve the best interests of the Company and its shareholders by ensuring that, in considering any proposed change in control, the Named Executive Officers would be able to advise the Board objectively about the transaction, without being unduly influenced by personal concerns such as the loss of employment following a change in control. These arrangements are also intended to promote stability and continuity of executive management. Information on applicable payments under such employment agreements for Named Executive Officers is contained under the heading “Executive Employment Agreements” on page 22 and “Potential Payments Upon Termination or Change in Control” on page 29.

Sections 280G and 4999
Our Named Executive Officers are not entitled to any tax gross-up in the event they are subject to taxes under Sections 280G or 4999 of the Code, in connection with a change in control.

Section 162(m) of the Internal Revenue Code - Compensation Deductibility Limits
Code Section 162(m) generally limits the Company’s ability to deduct compensation in excess of $1 million to the Company’s chief executive officer, chief financial officer, three other highest compensated officers and any officer covered in a prior tax year. Prior to the Company’s 2018 fiscal year, Code Section 162(m) contained an exemption from the deduction limit for performance-based compensation. This exception was repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our Named Executive Officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements that were in place as of November 2, 2017. The Committee has generally administered the Company’s long-term incentive plans to attempt to be eligible for this deduction under Code Section 162(m), but because of the uncertain scope of the transition relief, no assurance can be given that compensation intended to satisfy the requirements for exemption from Code Section 162(m) will, in fact, satisfy such requirements.

Clawback Policy
The Company has voluntarily adopted a clawback policy permitting the Committee to recover incentive compensation paid to any executive officer (as defined under federal securities laws) based on materially inaccurate financial information or performance metrics. A copy of the clawback policy is available on the Company’s website at www.enterprisebank.com.

Stock Ownership Guidelines
The Company’s stock ownership guidelines provide that non-employee directors and different levels of executives are expected to own a specific amount of our common stock within the later of five years of adopting the program or five years after the date the executive becomes a Named Executive Officer or director as applicable. Named Executive Officers and non-employee directors are expected to make continuing progress towards compliance with the guidelines during the five-year period. For purposes of determining whether an executive or non-employee director is in compliance, or making progress towards compliance, stock is valued at the greater of the value at the time of acquisition or current market value. The table below shows the guidelines for Named Executive Officers by executive level.

Title	Stock Ownership Goal
Chief Executive Officer / President	3.5 x Base Salary
All Other Named Executive Officers	2 x Base Salary
Chairman of the Board	Greater of 3 x Avg Board Compensation or 3 x Annual Retainer
Non-Employee Directors	3 x Avg Board Compensation

Under the Company’s Insider Trading Policy, Directors and Officers are prohibited from engaging in hedging transactions related to Company stock, such as puts, calls, other derivative transactions, forward sale contracts swaps, and other arrangements intended to hedge exposure to Company stock or provide protection against declines in the value of Company stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Securities Exchange Act of 1934 and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the Compensation Committee,

Michael R. Holmes, Chairperson	Michael A. DeCola

John S. Eulich	Nevada A. Kent, IV

Sandra A. Van Trease

EXECUTIVE EMPLOYMENT AGREEMENTS

Executive Employment Agreement with Mr. Lally
Effective May 2, 2017, the Company entered into an Executive Employment Agreement with Mr. Lally. The agreement provides for the following severance compensation upon Mr. Lally’s termination for any reason: (i) earned but unpaid base salary through the termination date; (ii) bonus compensation to the extent earned in a prior year but not yet paid; (iii) accrued benefits under any Company plans; (iv) a lump sum payment in respect to accrued but unused vacation days; and (v) any unpaid expense or other reimbursement (the “Accrued Obligations”). In addition, the agreement provides for benefits if Mr. Lally’s employment is terminated under certain circumstances. In the event the Company terminates Mr. Lally’s employment without Cause or if he voluntarily terminates his employment upon the occurrence of certain events, without Mr. Lally’s prior written consent, including, without limitation, (i) the Company’s material breach of the agreement which remains uncured for a period of thirty (30) days following Mr. Lally’s notice of such breach to the Company; (ii) a material reduction in Mr. Lally’s base salary; (iii) a material diminution of Mr. Lally’s authority, title, duties or responsibilities, including a failure to elect or reelect him to the Company Board; or (iv) the Company’s requiring Mr. Lally to be relocated to any office or location more than twenty-five (25) miles from his place of employment at any time (including prior to or following a Change in Control, as defined in the agreement), Mr. Lally will receive (i) a lump sum equal to 24 months of base salary; (ii) a lump sum equal to 2 times the greater of (x) the average annual bonus paid over the previous 2 years or (y) the annual bonus for the year in which Mr. Lally’s termination occurs as though all “target levels” of performance are fully achieved; (iii) continued medical benefits for 24 months at the same cost as Mr. Lally would be required to pay as an active employee; and (iv) the Accrued Obligations.

A “Change in Control” is defined as the first to occur of any of the following events: (i) any person, other than one or more of the directors of the Company on the effective date of the agreement or any person that any such director controls, becomes the beneficial owner of 50% of more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company (the “Company Outstanding Voting Securities); (ii) any person becomes the beneficial owner of 50% or more of the combined voting power of the then outstanding voting securities of the Bank entitled to vote generally in the election of directors of the Bank; (iii) consummation of a reorganization, merger or consolidation (a “Business Combination”) of the Company, unless, in each case, following such Business Combination (a) all or substantially all of the Persons who were the beneficial owners, respectively, of the Company Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, a voting securities entitled to vote generally in the election of directors of the Company resulting from such Business Combination, (b) no person (excluding any company resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from such Business Combination except to the extent such ownership existed prior to the Business Combination, and (c) at least a majority of the members of the Company Board resulting from the Business Combination are Continuing Directors (as defined in the agreement) at the time of the execution of the definitive agreement, or the action of the Company Board, providing for such Business Combination; (iv) consummation of the sale, other than in the ordinary course of business, of substantially all of the combined assets of the Company and its subsidiaries in a transaction or series of related transactions during the course of any twelve-month period; or (v) the date on which Continuing Directors (as defined in the agreement) cease for any reason to constitute at least a majority of the Company Board.

The agreement contains restrictive covenants prohibiting Mr. Lally from competing with the Company during the term of his employment and for a period of either (i) 24 months following either an involuntary termination by the Company without Cause or a voluntary termination by Mr. Lally for Good Reason; or (ii) 12 months following any other terminations (the “Restricted Period”). The Employment Agreement also prohibits Mr. Lally from soliciting employees and certain customers of the Company or any of its affiliates during the Restricted Period. In addition, confidentiality provisions in the Employment Agreement prohibit the use or disclosure of confidential information.

Executive Employment Agreement with Mr. Turner
Effective September 13, 2013, and as amended on February 27, 2015 and October 29, 2015, the Company entered into an Executive Employment Agreement with Mr. Turner. Mr. Turner’s agreement, as amended, provides for a continuous term until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Turner with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality, non-compete and non-solicitation provisions for his period of employment and for a period of one year after termination of his employment.

The reason for termination determines the amount of severance compensation, if any, due to Mr. Turner. Generally, he is entitled to payment of accrued base salary, bonus to the extent earned, vested deferred compensation, accrued benefits through his date of termination, accrued vacation pay and reimbursement of business expenses. If Mr. Turner’s employment is terminated in a “Termination Other Than for Cause,” as defined in the agreement, including any termination not by reason of Cause, disability, death, voluntary termination, or Change in Control, and certain constructive terminations, he will be entitled to severance compensation equal to one year of base salary and target level bonus, paid in a period over one year, and all unvested equity awards will become vested. If Mr. Turner’s employment is terminated in a “Termination Upon Change in Control” as defined above and in the agreement, he will be entitled to severance compensation equal to two years of base salary and target level bonus in a lump sum payment 10 days after his satisfaction of the release provisions contained in the agreement, and all unvested equity awards will become vested. Change in Control is generally defined the same as in Mr. Lally’s agreement, except that it also includes the acquisition by a person or group of 30% or more of the total voting power of the stock of the Company. Upon any other termination, disability or death, neither Mr. Turner nor his estate will be entitled to any severance compensation.

Executive Employment Agreement with Mr. Goodman
Effective January 1, 2005, and amended on October 11, 2013, the Company entered into an Executive Employment Agreement with Mr. Goodman. The agreement provides for his continuous employment until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Goodman with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality, non-compete and non-solicitation provisions for his period of employment and for a period of one year after termination of his employment.

The reason for termination determines the amount of severance compensation, if any, due to Mr. Goodman. Generally, he is entitled to payment of accrued base salary, bonus to the extent earned, accrued benefits through his date of termination, accrued vacation pay, and reimbursement of business expenses. If Mr. Goodman’s employment is terminated in a “Termination Other Than for Cause” as defined in the agreement, including any termination not by reason of Cause, disability, death, voluntary termination, or Change in Control, and certain constructive terminations, he will be entitled to severance compensation equal to one year of base salary and target level bonus, paid in a lump sum payment on the 60th day following Mr. Goodman’s termination. If Mr. Goodman’s employment is terminated in a “Termination Upon a Change in Control”, he will be entitled to severance pay equal to two years of base salary plus two times the target amount of his annual cash bonus opportunity for the year, paid in a lump sum payment on the 60th day following Mr. Goodman’s termination, and all unvested equity awards will become vested for the year in which such termination occurs. Change in Control is generally defined the same as in Mr. Lally’s agreement. Upon any other termination, disability or death, neither Mr. Goodman nor his estate will be entitled to any severance compensation.

Executive Employment Agreement with Mr. Bauche
Effective March 1, 2019, the Company entered into an Amended and Restated Executive Employment Agreement with Mr. Bauche that replaces and supersedes the original employment agreement dated and effective January 15, 2015. The agreement provides for his continuous employment until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Bauche with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality, non-compete and non-solicitation provisions for his period of employment and for a period of one year after termination of his employment (unless his employment is terminated without Cause or he voluntarily terminates with Good Reason (as defined in the agreement) three months prior to or 12 months following a Change in Control, in which case the non-compete and non-solicitation provisions are in effect for his period of employment and for a period of 18 months after termination of his employment).

The reason for termination determines the amount of severance compensation, if any, due to Mr. Bauche. Generally, he is entitled to payment of accrued base salary, bonus to the extent earned, accrued benefits through his date of termination, accrued vacation pay, and reimbursement of business expenses. If Mr. Bauche’s employment is terminated by the Company without Cause or he voluntarily terminates his employment with Good Reason, he will be entitled to severance compensation equal to one year of base salary and target level bonus, paid over a period of one year, beginning on the first payroll after the 60th day following Mr. Bauche’s termination. Mr. Bauche will also receive continued medical benefits for a period of 12 months.

If Mr. Bauche’s employment is terminated by the Company without Cause or he voluntarily terminates his employment with Good Reason three months prior or 12 months following a Change in Control (which is generally defined the same as in Mr. Lally’s agreement) he will be entitled to severance compensation equal to 18 months of base salary and target level bonus, paid in a lump sum on the 60th day following Mr. Bauche’s termination, and all unvested equity awards will become vested for the year in which such termination occurs. Mr. Bauche will also receive continued medical benefits for a period of 18 months. Upon any other termination, disability or death, neither Mr. Bauche nor his estate will be entitled to any severance compensation.

Executive Employment Agreement with Ms. Iannacone
Effective March 1, 2019, the Company entered into an Executive Employment Agreement with Ms. Iannacone. The agreement provides for her continuous employment until the agreement is terminated in accordance with its provisions. The agreement provides Ms. Iannacone with severance compensation in the event of her termination under certain circumstances. The agreement also has confidentiality, non-compete and non-solicitation provisions for her period of employment and for a period of one year after termination of her employment (unless her employment is terminated without Cause or she voluntarily terminates with Good Reason (as defined in the agreement) three months prior to or 12 months following a Change in Control, in which case the non-

compete and non-solicitation provisions are in effect for her period of employment and for a period of 18 months after termination of her employment).

The reason for termination determines the amount of severance compensation, if any, due to Ms. Iannacone. Generally, she is entitled to payment of accrued base salary, bonus to the extent earned, accrued benefits through her date of termination, accrued vacation pay, and reimbursement of business expenses. If Ms. Iannacone’s employment is terminated by the Company without Cause or she voluntarily terminates her employment with Good Reason, she will be entitled to severance compensation equal to one year of base salary and target level bonus, paid over a period of one year, beginning on the first payroll after the 60th day following Ms. Iannacone’s termination. Ms. Iannacone will also receive continued medical benefits for a period of 12 months.

If Ms. Iannacone’s employment is terminated by the Company without Cause or she voluntarily terminates her employment with Good Reason three months prior or 12 months following a Change in Control (which is generally defined the same as in Mr. Lally’s agreement) she will be entitled to severance compensation equal to 18 months of base salary and target level bonus, paid in a lump sum on the 60th day following Ms. Iannacone’s termination, and all unvested equity awards will become vested for the year in which such termination occurs. Ms. Iannacone will also receive continued medical benefits for a period of 18 months. Upon any other termination, disability or death, neither Ms. Iannacone nor her estate will be entitled to any severance compensation.

SUMMARY COMPENSATION TABLE

The following table shows the compensation paid to the Company’s Named Executive Officers that were named as such during the years ended December 31, 2019, 2018 and 2017.

		Salary ($)	Stock Awards ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)
Name and Principal Position	Year		(1)	(2)	(3)	(4)	Total ($)
James B. Lally	2019	$529,167	$360,278	$60,000	$352,284	$32,586	$1,334,315
President and Chief Executive	2018	491,667	249,952	—	367,917	32,286	1,141,822
Officer	2017	443,544	188,858	—	308,526	28,774	969,702
Keene S. Turner	2019	377,483	157,624	35,000	208,050	31,067	809,224
Executive Vice President and	2018	359,508	246,029	—	213,323	23,700	842,560
Chief Financial Officer	2017	343,398	130,383	—	196,507	20,700	690,988
Scott R. Goodman	2019	346,799	144,825	35,000	184,150	33,338	744,112
President - EB&T	2018	330,285	133,167	—	195,983	33,038	692,473
	2017	325,934	120,110	—	180,844	29,286	656,174
Douglas N. Bauche	2019	289,283	106,478	35,000	135,392	31,561	597,714
Chief Credit Officer - EB&T	2018	265,525	80,110	—	113,888	29,314	488,837
	2017	256,667	72,698	—	105,795	26,314	429,301
Nicole M. Iannacone (5)	2019	248,874	91,892	75,000	121,234	21,900	558,900
Executive Vice President,	2018	221,041	67,900	15,000	99,890	16,113	419,944
Chief Risk Officer, General
Counsel - EB&T and
EFSC Corporate Secretary

(1)
The amounts shown in this column represent the grant date fair value, computed in accordance with ASC 718, disregarding estimates of forfeiture, of share denominated performance contingent grants of stock. For more information, please refer to Note 16 – Stockholders’ Equity and Compensation Plans included in the Company’s 2019 Consolidated Financial Statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 21, 2020. For performance-based awards, the grant value reflects the performance component of the grant at target and the market condition component of the grant reflects the grant date fair value derived using a Monte Carlo simulation. The maximum value of the performance-based awards granted during 2019 is $651,018 for Mr. Lally; $284,817 for Mr. Turner; $261,672 for Mr. Goodman; $192,380 for Mr. Bauche; and $166,024 for Ms. Iannacone.

(2)
The amounts in this column reflect the discretionary portion of the 2019 Short-Term Cash Incentive that was paid to each Named Executive Officer due to the Company’s exceptional performance during 2019. For Ms. Iannacone, $25,000 of this amount related to the discretionary portion of the 2019 Short-Term Cash Incentive and $50,000 related to her role in the Trinity acquisition.

(3)
The amounts shown in this column constitute the Short-Term Cash Incentive earned by each Named Executive Officer based on the Board’s evaluation of each Officer’s performance. These awards are discussed in further detail under the heading “Compensation Components - Short-Term Annual Incentives” in the Compensation Discussion and Analysis section above.

(4)	This column indicates amounts for various benefits provided to the Named Executive Officers as shown in the following supplemental table.

(5)
Ms. Iannacone became an executive officer of the Company in 2018. As permitted by SEC rules, the Summary Compensation Table shows Ms. Iannacone’s compensation beginning in the first year she served as an executive officer.

ALL OTHER COMPENSATION – SUPPLEMENTAL TABLE

Name	Year	401(k) Match	Car Allowance (1)	Club Dues	Life Insurance	Other Cash Bonus (2)	Total
James B. Lally	2019	$16,800	$7,200	$7,200	$1,386	$—	$32,586
	2018	16,500	7,200	7,200	1,386	—	32,286
	2017	13,500	7,200	7,200	874	—	28,774
Keene S. Turner	2019	16,800	7,200	—	—	7,067	31,067
	2018	16,500	7,200	—	—	—	23,700
	2017	13,500	7,200	—	—	—	20,700
Scott R. Goodman	2019	16,800	7,200	7,200	2,138	—	33,338
	2018	16,500	7,200	7,200	2,138	—	33,038
	2017	13,500	7,200	7,200	1,386	—	29,286
Douglas N. Bauche	2019	16,800	7,200	6,175	1,386	—	31,561
	2018	16,500	7,200	4,740	874	—	29,314
	2017	13,500	7,200	4,740	874	—	26,314
Nicole M. Iannacone	2019	16,800	5,100	—	—	—	21,900
	2018	16,113	—	—	—	—	16,113

(1)
Executive officers along with certain key members of senior management are typically provided a car allowance, which may be used toward the cost of car ownership, including leases/loans, insurance, and maintenance.

(2)	Mr. Turner received a relocation allowance in 2019.

GRANTS OF PLAN-BASED AWARDS

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (# of shares) (2)			All Other Stock Awards (# of shares)	Grant Date Fair Value of Stock and Option Awards (3)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
James B. Lally	2/27/2019	$133,750	$267,500	$401,250
	2/27/2019				1,531	6,126	12,252	1,531	$360,278
Keene S. Turner	2/27/2019	76,100	152,200	228,300
	2/27/2019				670	2,680	5,360	670	157,624
Scott R. Goodman	2/27/2019	69,915	139,830	209,745
	2/27/2019				616	2,462	4,924	616	144,825
Douglas N. Bauche	2/27/2019	51,404	102,807	154,211
	2/27/2019				453	1,810	3,620	453	106,478
Nicole M. Iannacone	2/27/2019	44,345	88,690	133,035
	2/27/2019				391	1,562	3,124	391	91,892

(1)
The material terms of the annual cash incentive awards are described in the section titled “Compensation Components - Short-Term Annual Incentives,” in the Compensation Discussion and Analysis section above.

(2)
The amounts shown reflect the threshold, target, and maximum incentive grants under the 2018 Stock Incentive Plan. These awards are denominated in shares. If performance conditions are met, the awards will be made in shares of Company stock. For more information on these awards, see under the heading “Compensation Components - Long-Term Incentive Compensation”, in the Compensation Discussion and Analysis section above.

(3)
The aggregate grant date fair value of the grants were computed in accordance with ASC 718. The grant value reflects the performance component of the grant at target and the market condition component of the grant reflects the grant date fair value derived using a Monte Carlo simulation.

For more information, please refer to Note 16 – Stockholders’ Equity and Compensation Plans included in the Company’s 2019 Consolidated Financial Statements on Form 10-K filed with the SEC on February 21, 2020.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth the outstanding equity awards as of December 31, 2019, for each NEO.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
James B. Lally
Granted 8/2/2010	15,000	—	10.14	8/2/2020
Total	15,000	—			2,583	$124,526	14,890	$717,847
Keene S. Turner
Total	—	—			3,593	173,219	8,290	399,661
Scott R. Goodman
Total	—	—			1,176	56,695	7,625	367,601
Douglas N. Bauche
Total	—	—			790	38,086	4,927	237,531
Nicole M. Iannacone
Total	—	—			677	32,638	3,721	179,389

(1)	Award represents stock settled stock appreciation rights.

(2)
Shares or units of stock shall vest on the following dates for each Named Executive Officer as follows: Mr. Lally: 1,052 on January 31, 2021 and 1,531 on January 31, 2022; Mr. Turner: 1,156 on March 8, 2020, 1,157 on March 8, 2021, 610 on January 31, 2021, and 670 on January 31, 2022; Mr. Goodman: 560 on January 31, 2021 and 616 on January 31, 2022; Mr. Bauche: 337 on January 31, 2021 and 453 on January 31, 2022; Ms. Iannacone: 286 on January 31, 2021 and 391 on January 31, 2022.

(3)
The amounts shown reflect target incentive grants for 2017 under the 2013 Stock Incentive Plan, and 2018 and 2019 under the 2018 Stock Incentive Plan. The settlements for these grants are contingent on the Company’s results for a three-year period. These grants are discussed in further detail under the heading “Compensation Components - Long-Term Incentive Compensation,” in the Compensation Discussion and Analysis section above.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning the value realized by each NEO with respect to any option exercises or vesting of stock awards for each NEO during 2019.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting
Name	(#)	($)	(#)	($)
James B. Lally	—	$—	6,405	$286,624
Keene S. Turner	—	—	4,422	197,885
Scott R. Goodman	—	—	4,074	182,312
Douglas N. Bauche	—	—	2,591	113,676
Nicole M. Iannacone	—	—	1,077	48,196

(1) Includes shares acquired that were subsequently withheld to pay for taxes.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information for each NEO during 2019 with respect to our Deferred Compensation Plan. Our Deferred Compensation Plan permits certain executives to participate and defer up to 25% of their base salary and/or up to 100% of their eligible bonus for a plan year. Participants can direct the investment of their accounts among the hypothetical investment alternatives made available under the plan and their accounts are adjusted for deemed investment gains or losses resulting from such investment directions. Participants make an irrevocable election when they elect to participate for a plan year to receive the vested account balance following their retirement date, or at a future date not less than five years after the beginning of the plan year. Participants may make hardship withdrawals under specific circumstances.

	Executive Contributions in Last Fiscal	Aggregate Earnings in Last Fiscal	Aggregate Withdrawals/	Aggregate Balance at Last Fiscal
Name	Year (1)	Year	Distributions	Year End
James B. Lally	$55,000	$99,245	$—	$512,469

(1) Amounts in this column have been reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table on page 25.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Historically, our Named Executive Officers have been entitled to severance and change in control compensation under certain termination of employment events. The amounts potentially payable to our NEOs under our Deferred Compensation Plan are set forth under the Nonqualified Deferred Compensation section above. The following table quantifies the amount of such compensation which would have been received if the qualifying event had occurred as of December 31, 2019. In the case of acceleration of unvested equity awards, the amount shown is based upon the closing price of $48.21 per share for our common stock as of December 31, 2019, and reflects the value of performance awards at target, RSUs and the net cash equivalent due the holder offset by any exercise or “strike” price for stock options and SARs.

	Voluntary Termination / For Cause	Acceleration of Unvested Equity Awards Upon Disability / Death	Total Compensation Upon Termination Other Than for Cause	Severance Upon Change in Control Termination	Acceleration of Unvested Equity Awards Upon a Change in Control	Total Compensation Upon Change in Control Termination
Name	(a)	(b)	(c)	(d)	(e)	(d+e)
James B. Lally	none	$842,373	$1,636,790	$1,636,790	$842,373	$2,479,163
Keene S. Turner	none	572,880	532,704	1,065,408	572,880	1,638,288
Scott R. Goodman	none	424,296	489,402	978,804	424,296	1,403,100
Douglas N. Bauche	none	275,617	412,435	618,652	275,617	894,269
Nicole M. Iannacone	none	212,027	350,447	525,671	212,027	737,698

CHIEF EXECUTIVE OFFICER PAY RATIO

Our compensation and benefits philosophy and overall structure are broadly similar across the organization to encourage and reward all employees who contribute to our success. We strive to ensure our employees’ pay reflects the level of their impact and responsibilities and is market competitive. As a result of rules the SEC adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Action of 2010 (the “Dodd-Frank Act”), we are providing the following disclosure about the ratio of the annual total compensation of our chief executive officer to the median annual total compensation of our employees. The paragraphs that follow describe our methodology and the resulting pay ratio for the year ended December 31, 2019.

We previously identified our median employee using our employee population as of the end of 2017. Excluding the acquisition of Trinity in 2019, which included approximately 140 employees, there have been no significant changes in our employee population, our employee compensation arrangements, or our median employee’s circumstances that we believe would significantly impact our pay ratio disclosure. Therefore, we calculated the 2019 pay ratio using the same median employee that we used to calculate our 2017 and 2018 pay ratios. This employee’s total compensation was $67,505 in 2019.

Our CEO’s compensation as reported in the Summary Compensation Table was $1,334,315 for the year ended December 31, 2019. Therefore, the ratio of CEO pay to median worker pay was 19.8:1 for 2019.

Our pay ratio is a reasonable estimate calculated based on rules and guidance provided by the SEC based on our payroll and employment records and the methodology described above. The SEC rules allow for varying methodologies for companies to identify their median employee; and other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Consequently, the pay ratios reported by other companies are unlikely to be relevant or meaningful for purposes of comparison to our pay ratio as reported here.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Company’s Compensation Committee are set forth on page 11. None of the members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries in 2019, nor was any member formerly an officer or employee of the Company or any of its subsidiaries. For information about related person transactions involving members of our Compensation Committee, see “Related Person Transactions/Section 16(a) Beneficial Ownership Reporting - Loans to Related Persons.”

During 2019, no executive officer of the Company served as (i) a member of a compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served as a director of the Company.

RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2020 - (Proposal A)

The Audit Committee has selected Deloitte & Touche LLP to be the independent registered public accounting firm for year ending December 31, 2020. Deloitte & Touche LLP acted as the Company’s independent registered public accounting firm for the year ending December 31, 2019. The Board, on behalf of the Audit Committee, recommends that the shareholders ratify the appointment of the accounting firm. Although shareholder approval is not required by law and is not binding on the Audit Committee, the appointment is submitted by the Audit Committee of the Board in order to give the shareholders a voice in the designation of auditors. If the shareholders do not ratify the selection of Deloitte & Touche LLP, the engagement of Deloitte & Touche LLP, will not be affected for year ended December 31, 2020. However, the Audit Committee will review the selection of the independent registered public accounting firm for the next fiscal year. Even if the resolution is approved, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firms at any time during the year if it determines that a change would be in the best interest of the Company and its shareholders.

Deloitte & Touche LLP representatives are expected to attend the 2020 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to shareholder questions.
Vote Required
The affirmative vote of holders of the majority of the shares for which votes are cast at the 2020 Annual Meeting is needed to approve this proposal. Abstentions and broker “non-votes” will not be counted as votes cast and, therefore, will not affect this proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on this proposal. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted FOR this proposal.
Recommendation of the Board of Directors

THE BOARD OF DIRECTORS, ON BEHALF OF THE AUDIT COMMITTEE, UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ADVISORY (NON-BINDING) APPROVAL OF EXECUTIVE COMPENSATION- (Proposal B)

We are providing our shareholders the opportunity to vote on an advisory (nonbinding) resolution to approve our executive compensation as described in the section captioned “Compensation Discussion and Analysis,” the tabular disclosure regarding compensation of our Named Executive Officers and the narrative disclosure accompanying those tables, all as set forth in pages 14 through 20 of this Proxy Statement.

The Dodd-Frank Act requires under Section 14A of the Exchange Act that companies provide their shareholders with the opportunity to cast an advisory vote to approve executive officer compensation, commonly referred to as a “Say-on-Pay” vote, at least once every three years. Our Board determined, as a result of the latest advisory vote regarding how often the Company should include a Say-on-Pay vote in its proxy materials, that we will have such an advisory Say-on-Pay vote annually.

This Say-on-Pay proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program through the following resolution:

“RESOLVED, that the shareholders hereby approve the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2020 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the tabular disclosure regarding compensation of our Named Executive Officers and the narrative disclosure accompanying those tables.”

For the reasons set forth in this Proxy Statement, including the Compensation Discussion and Analysis, and the Report of the Compensation Committee, we believe our compensation policies and procedures are centered on a pay-for-performance culture, are competitive in our marketplace, are strongly aligned with the long-term interests of our shareholders, and that the compensation paid to our executives is consistent with such policies and procedures.
Vote Required
Your vote on this proposal is an advisory vote, which means that the Company and the Board are not required to take any action based on the outcome of the vote. However, the Board will consider the vote of our shareholders on this proposal when determining the nature and scope of future executive compensation programs and decisions.
The affirmative vote of holders of the majority of the shares for which votes are cast at the 2020 Annual Meeting is needed to approve this proposal on a non-binding advisory basis. Abstentions and broker “non-votes” will not be counted as votes cast and, therefore, will not affect this proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on this proposal. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted FOR this proposal.

Recommendation of the Board of Directors
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as noted below, the following tables show, as of March 12, 2020, certain information about ownership of Common Stock by: (i) those persons or entities known by management to beneficially own more than 5% of our common stock (ii) each director, director nominee, and NEO, and (iii) all directors and executive officers as a group. As of March 12, 2020, there were 26,616,585 shares of common stock outstanding. For purposes of the information in the following tables, “ownership” includes (i) shares of stock directly or indirectly owned as of that date and (ii) shares which the named entity or individual has the right to acquire (by contract conversion or vesting) if such right is exercisable as of the date or will become exercisable within 60 days thereafter. Percentages shown below reflect such possible exercises but only as to the individual, entity or group whose percentage is being calculated.

	Number of	Percentage of
Name & Address of Beneficial Owner	Shares	Ownership
BlackRock Inc. (1)	1,831,553	6.9%
55 East 52nd Street
New York, NY 10055

EARNEST Partners, LLC (2)	1,731,153	6.5%
1180 Peachtree Street NE, Suite 2300
Atlanta, Georgia 30309

(1)	Holdings reported on Schedule 13G/A filed with the SEC on February 5, 2020.

(2)	Holdings reported on Schedule 13G filed with the SEC on February 7, 2020.

Directors and Named Executive Officers	Number of	Percentage of
Beneficial Owner	Shares (1) (2)	Ownership
Douglas N. Bauche (4) (5)	8,510	*
Michael A. DeCola (6)	33,617	*
James F. Deutsch (9)	946,425	3.6%
John S. Eulich	57,701	*
Scott R. Goodman (4)	50,754	*
Robert E. Guest, Jr. (7)	87,112	*
James M. Havel	8,073	*
Judith S. Heeter	10,311	*
Michael R. Holmes	8,675	*
Nicole M. Iannacone	2,436	*
Nevada A. Kent, IV	4,207	*
James B. Lally (3) (4) (8)	75,059	*
Anthony R. Scavuzzo (10)	996,426	3.7%
Eloise E. Schmitz	4,815	*
Keene S. Turner (4)	30,569	*
Sandra A. Van Trease	49,424	*

All Directors and Executive Officers as a Group (18 total)	2,391,899	9.0%

* Less than 1%

(1)
Pursuant to the rules of the SEC, certain shares of common stock which a person has the right to acquire within 60 days pursuant to the exercise of stock options and warrants reflected in the number of shares in this table and are deemed to be outstanding for the purpose of computing beneficial ownership and the percentages of ownership of that person, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. All directors and executive officers as a group hold options to purchase an aggregate of 15,000 shares of common stock.

(2)	Unless otherwise indicated, the named person has sole voting and investment power for all shares shown.

(3)
Includes stock-settled stock appreciation rights outstanding and exercisable as of December 31, 2019, or within 60 days thereafter, including those beneficially owned by the named person, as follows: Mr. Lally, 15,000 shares, all directors and named executive officers as a group, 15,000 shares.

(4)
Includes shares indirectly held in the EFSC Incentive Savings Plan beneficially owned by the named person, as follows: Mr. Lally, 14,238 shares; Mr. Turner, 1,419 shares; Mr. Goodman, 4,424 shares; and Mr. Bauche, 2,224 shares.

(5)	Includes 4,000 shares pledged as security for a borrowing arrangement.

(6)
Includes 10,130 shares held jointly by Mr. DeCola and his spouse as to which Mr. DeCola has shared voting and investment power. and 21,527 shares held in the name of Mr. DeCola in which he has sole voting and investment power. Includes 1,960 shares held in a trust for the benefit of Mr. DeCola in which he has sole voting and investment power.

(7)
Includes 5,815 shares held in the name of Mr. Guest in which he has sole voting and investment power. Includes 73,077 shares held jointly by Mr. Guest and his spouse as to which Mr. Guest has shared voting and investment power; 8,220 shares held in an Individual Retirement Account for the benefit of Mr. Guest’s spouse as to which Mr. Guest has shared voting and investment power.

(8) Includes 9,270 shares held jointly by Mr. Lally and his spouse as to which Mr. Lally has shared voting and investment power.

(9)
Includes 946,384 shares beneficially held by the Patriot Financial Group: each of Patriot Financial Partners II, LP and Patriot Financial Partners Parallel II, LP (together, the "Patriot Funds"). Mr. Deutsch is a member of the investment committee of both Patriot Funds, which makes investment decisions on their respective behalf, and as such, has shared voting and investment power over such shares. Mr. Deutsch disclaims beneficial ownership of such shares.

(10) Includes 996,385 shares beneficially held by Castle Creek Capital Partners VI LP (“Castle Creek”). Mr Scavuzzo is a Principal member of Castle Creek, and has shared voting and investment power over such shares. Mr. Scavuzzo disclaims beneficial ownership of such shares.

RELATED PERSON TRANSACTIONS/SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

Loans to Related Persons
Some of the directors, including members of the Compensation Committee, and officers of the Company and the Bank, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Bank, including borrowings and investments. All such loans and investments have been made in the ordinary course of business, have been made on substantially the same terms, including interest rate paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

Corporate Governance Agreements
As noted above, Messrs. Deutsch and Scavuzzo previously served on Trinity’s board of directors prior to the Company’s acquisition of Trinity, and their respective employer-funds became shareholders of the Company in connection with the acquisition. As a condition of their appointment to serve as directors of the Company, the Company and each of Patriot and Castle Creek together with Messrs. Deutsch and Scavuzzo, respectively, entered into the Corporate Governance Agreements. The Corporate Governance Agreements provide, among other things, that Patriot and Castle Creek agree to be bound by the Company’s corporate governance guidelines, the Company’s Code of Ethics and the Company’s Insider Trading Policy, including observing blackout windows on trading, all to the same extent as the Company’s directors.

While the Corporate Governance Agreements remain in effect, Patriot and Castle Creek may not seek other representation on the Board, acquire an ownership level of the Company’s securities greater than 9.9%, make efforts to acquire the Company either individually or in combination with other parties, submit shareholder proposals pursuant to Rule 14a-8 under the Exchange Act, or encourage or actively assist any person or entity in opposing any proposal submitted by the Board to a vote by the Company’s shareholders.

Fees earned by Messrs. Deutsch and Scavuzzo will be paid, in cash, to Patriot and Castle Creek, respectively or each entity’s designated affiliates, and not to Messrs. Deutsch and Scavuzzo individually.

Review, Approval or Ratification with Related Persons
Our Code of Ethics requires that every employee and officer avoid situations where loyalties may be divided between our interests and the employee’s own interests. Employees, officers and directors must avoid conflicts of interests that interfere with the performance of their duties or are not in the best interests of the Company.

Pursuant to its written charter, the Audit Committee reviews all related-party transactions as required to be disclosed in our financial statements or periodic filings with the SEC, other than specific categories of pre-approved transactions set forth in our Related Party Transactions Policy. Related party transactions include transactions between the Company, our executive officers and directors, beneficial owners of five percent or greater of our securities, and all other related persons specified under Item 404 of Regulation S-K promulgated by the SEC. The Audit Committee considers each proposed transaction in light of the specific facts and circumstances presented, including but not limited to the risks, costs and benefits to us.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act requires directors, certain officers and all persons who beneficially own more than 10 percent of our common stock file reports with the SEC with respect to beneficial ownership of our securities. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filings.

Based solely upon our review of the copies of the filings that we received with respect to the fiscal year that ended December 31, 2019, or written representations from certain reporting persons, we believe that all reporting persons made all filings required by Section 16(a) in a timely manner.

AUDIT COMMITTEE REPORT

The Audit Committee submits the following report:

The Audit Committee’s role includes assisting the Board in monitoring the integrity of the Company’s financial statements and related reporting process, compliance by the Company with legal and regulatory requirements, the independent registered public accounting firm qualifications, independence and performance, performance of the Company’s internal audit function and the business practices and ethical standards of the Company. The Audit Committee operates under a written charter approved by the Board.

Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and to express its opinions on the Company’s financial statements in accordance with generally accepted United States accounting principles and the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In addition, the Audit Committee is directly responsible for the appointment and oversight of the independent registered public accounting firm, including review of their qualifications, independence and performance.

The Audit Committee has reviewed and discussed the Company’s audited financial statements and internal control report with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee received written disclosures and the letter from the independent registered public accounting firm as required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the auditors their independence. As part of its review, the Audit Committee reviewed the fees paid to Deloitte & Touche LLP and considered whether Deloitte & Touche LLP’s performance of non-audit services for the Company was compatible with auditors’ independence. The Audit Committee has concluded that Deloitte & Touche LLP is independent from the Company and its management.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Respectfully submitted by the following independent directors, who comprise the Audit Committee,
Sandra A. Van Trease, Chairperson	James F. Deutsch	James M. Havel

	Nevada A. Kent, IV	Eloise E. Schmitz

The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amendment or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates the report by reference therein.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth fees billed to the Company by Deloitte & Touche LLP, the Company’s principal accounting firm for the years ended December 31, 2019 and 2018:

	December 31,
	2019	2018
Audit fees (1)	$976,800	$803,800
Audit related fees (2)	40,000	85,000
Tax fees (3)	75,382	61,738
	$1,092,182	$950,538

(1)
Includes professional services rendered for the audit of the Company’s consolidated annual financial statements, reports on internal control and review of financial statements in the Company’s reports on Form 10-Q and services normally provided in connection with regulatory filings or engagements including consultation on various accounting matters.

(2)	Audit related fees in 2019 and 2018 related primarily to services for consulting and acquisition activity.

(3)	Tax fees include fees for services principally related to the review of Company prepared tax returns.

The Audit Committee is required to pre-approve all auditing services and permitted non-auditing services to be performed by the Company’s independent registered public accounting firm. The Chairperson of the Audit Committee has authority to approve in advance all audit or non-audit services to be performed by the independent registered public accounting firm, but must report any such approval to the full Audit Committee at the next regularly scheduled meeting.

During the fiscal year ended December 31, 2019, all the services described under the headings “Audit Fees,” “Audit Related Fees” and “Tax Fees” were approved by the Audit Committee pursuant to the procedures described above.

Deloitte & Touche LLP representatives are expected to attend the 2020 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to shareholder questions.

PROPOSALS OF SHAREHOLDERS

Shareholders are entitled to present proposals for action at a forthcoming shareholders’ annual meeting if they comply with the requirements of the SEC proxy rules. Any proposals intended to be presented at the 2021 Annual Meeting of Shareholders of the Company must be received at the Company’s principal office at 150 North Meramec Ave., Clayton, Missouri 63105 on or before November 25, 2020, which is at least on hundred twenty (120) days prior to the anniversary date this Proxy Statement was released to our shareholders for the 2020 Annual Meeting, in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such meeting.

Any shareholder who intends to propose any other matter to be acted upon at the 2021 Annual Meeting of Shareholders (but not include such proposal in the Company’s proxy statement) must inform the Company, in the manner specified in the Company’s By-Laws, no later than ninety nor more than one hundred twenty days prior to the first anniversary of the 2020 Annual Meeting. As a result, the notice pursuant to the Company’s By-Laws must be received by the Company no earlier than January 6, 2021 and no later than February 6, 2021. Similarly, any shareholder nomination for a director to be elected at the 2021 Annual Meeting of Shareholders must be submitted to the Company, in the manner and form specified in the Company’s By-Laws, no earlier than January 6, 2021 and no later than February 6, 2021.

No notice that a shareholder intends to present a proposal at the annual meeting was received by the Company on or before March 1, 2020, which is ninety (90) days prior to the one-year anniversary of the 2019 Annual Meeting of Shareholders.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of the Company does not intend to present, nor has it been informed that other persons intend to present, any matters for action at the annual meeting, other than those specifically referred to herein. If, however, any other matters should properly come before the annual meeting, it is the intention of the persons named on the Proxy Card to vote the shares represented thereby in accordance with their judgment as to the best interests of the Company on such matters.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for Proxy Statements with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders at cost savings for companies. We and some brokers household proxy materials, delivering a single Proxy Statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, or if you are receiving multiple copies of the Proxy Statement and wish to receive only one, please notify your broker or nominee if your shares are held in a brokerage account or other account or our agent, Broadridge Financial Services, Inc. (“Broadridge”) if you hold registered shares. You can notify Broadridge by sending written request to: Broadridge, 51 Mercedes Way, Edgewood NY 11717, or calling Broadridge at 1-800-353-0103.

ADDITIONAL INFORMATION

The Company’s website is www.enterprisebank.com. We make available free of charge on or through our website, various reports that we file with or furnish to the SEC, including our annual reports, quarterly reports, current reports and proxy statements. These reports are made available as soon as reasonably practicable after they are filed with or furnished to the SEC. In addition, the Company’s corporate governance documents are available through our website www.enterprisebank.com under “Investor Relations.” Additionally, this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2018 are available from the SEC at its website, www.sec.gov.

Upon written request, the Company will furnish to shareholders, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The written request should be sent to the Corporate Secretary, Enterprise Financial Services Corp, 150 North Meramec Ave, Clayton, Missouri, 63105.

By Order of the Board of Directors,

Nicole M. Iannacone, Corporate Secretary

ENTERPRISE FINANCIAL SERVICES CORP
150 NORTH MERAMEC AVE
CLAYTON, MO 63105

VOTE BY INTERNET - www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 5, 2020 for shares held directly and by 11:59 P.M. Eastern Time on May 3, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 5, 2020 for shares held directly and by 11:59 P.M. Eastern Time on May 3, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Complete, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E97051-P33903

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ENTERPRISE FINANCIAL SERVICES CORP

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01)	Michael A. DeCola	07)	Michael R. Holmes
02)	James F. Deutsch	08)	Nevada A. Kent, IV
03)	John S. Eulich	09)	James B. Lally
04)	Robert E. Guest, Jr.	10)	Anthony R. Scavuzzo
05)	James M. Havel	11)	Eloise E. Schmitz
06)	Judith S. Heeter	12)	Sandra A. Van Trease

The Board of Directors recommends you vote FOR Proposals A and B:

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E97052-P33903

ENTERPRISE FINANCIAL SERVICES CORP
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
May 6, 2020 – 5:00 p.m., Central Time
The Ritz-Carlton, Amphitheater
100 Carondelet Plaza
St. Louis, Missouri 63105

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy card hereby appoint(s) James B. Lally and Keene S. Turner, or any of them, each with full power of substitution, as proxies to vote all shares of Enterprise Financial Services Corp common stock that the shareholder(s) would be entitled to vote on all matters that properly come before the 2020 Annual Meeting and at any adjournment(s) or postponement(s). The proxies are authorized to vote in accordance with the specifications indicated by the shareholder(s) on the reverse side of this proxy card. This proxy card, when properly executed will be voted as directed. **If this proxy card is signed and returned by the shareholder(s) and no specifications are indicated, the proxies are authorized to vote "FOR" the election of all nominees as unanimously recommended by the Board of Directors of Enterprise Financial Services Corp, and "FOR" Proposals A and B.** If this proxy card is signed and returned, the proxies appointed thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the 2020 Annual Meeting and at any adjournment(s) or postponement(s).

SHARES HELD IN THE EFSC INCENTIVE SAVINGS PLAN
This proxy is also to be used by current or former employees of the Company or its subsidiaries who have allocated investment funds to the EFSC Common Stock Fund in the EFSC Incentive Savings Plan (the "Savings Plan") to give voting instructions to the Savings Plan trustees. This proxy, when properly executed and delivered prior to 11:59 p.m. on May 3, 2020, will be voted by the Savings Plan trustees as directed.

Continued and to be signed on reverse side